                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                   dated as of

                                 August 31, 2003

                                      among

                  BLACKSTONE/NEPTUNE ACQUISITION COMPANY L.L.C.

                               LEO HOLDING COMPANY

                                       and

                           NALCO INTERNATIONAL S.A.S.

                        relating to the purchase and sale

                                       of

                               ONDEO NALCO COMPANY

                                       and

                             CERTAIN SUBSIDIARIES OF

                           NALCO INTERNATIONAL S.A.S.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01.  Definitions....................................................1

                                    ARTICLE 2
                  CONTRIBUTION AND ISSUANCE; PURCHASE AND SALE

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

                                       i

Section 3.23.  Product Liability.............................................36
Section 3.24.  Sufficiency of Assets.........................................36
Section 3.25.  Indian Regulatory Approvals...................................36

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                                    ARTICLE 5
                            COVENANTS OF THE SELLERS

                                    ARTICLE 6
                               COVENANTS OF BUYER

                                       ii

                                    ARTICLE 7
                       COVENANTS OF BUYER AND THE SELLERS

                                    ARTICLE 8
                                   TAX MATTERS

                                    ARTICLE 9
                                EMPLOYEE BENEFITS

Section 9.01.  Employee Benefits.............................................68

                                   ARTICLE 10
                              CONDITIONS TO CLOSING

                                   ARTICLE 11
                            SURVIVAL; INDEMNIFICATION

                                      iii

                                   ARTICLE 12
                                   TERMINATION

Section 12.01.  Grounds for Termination......................................76
Section 12.02.  Effect of Termination........................................77

                                   ARTICLE 13
                                  MISCELLANEOUS

Exhibit A         Noncompetition Agreement
Exhibit B         Reimbursement Agreement
Exhibit C         Sublease Term Sheet
Exhibit D         Seller Certificate

                                       iv

                            STOCK PURCHASE AGREEMENT

         AGREEMENT dated as of August 31, 2003 (this "AGREEMENT") among
Blackstone/Neptune Acquisition Company L.L.C., a Delaware limited liability company ("BUYER"), Leo Holding Company, a Delaware corporation ("LEO"), and
Nalco International S.A.S., a societe par actions simplifiee organized under the laws of the Republic of France ("NIS" and, together with LEO, the "SELLERS" and each a "SELLER").

                              W I T N E S S E T H :

         WHEREAS, each Seller is an indirect wholly-owned subsidiary of SUEZ, a societe anonyme organized under the laws of the Republic of France ("SUEZ");

         WHEREAS, (i) LEO is, or immediately prior to Closing will be, the owner of all of the issued and outstanding (A) shares of common stock, par value $0.01 per share (the "ONC COMMON SHARES"), of Ondeo Nalco Company, a Delaware
corporation ("ONC"), and (B) shares of Series A Voting Preferred Stock (the "ONC
PREFERRED SHARES" and, together with the ONC Common Shares, the "ONC SHARES") of
ONC, and (ii) NIS is the owner of all of the issued and outstanding shares (the
"NIS SUBSIDIARIES SHARES" and, together with the ONC Shares, the "SHARES") of the entities listed on Schedule 2.01(a) hereto (the "NIS SUBSIDIARIES" and, together with ONC, the "Companies" and each a "COMPANY"); and

         WHEREAS, the Sellers desire to sell the Shares to Buyer, and Buyer desires to purchase the Shares from the Sellers, upon the terms and subject to the conditions hereinafter set forth.

         The parties hereto agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

         Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "ACQUISITION EARN-OUTS" means the matters set forth as Item 1 on
Schedule 3.10 and Item 2 on Schedule 3.13.

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person;

provided that (i) none of the Companies or Subsidiaries shall be considered an
Affiliate of any of the Sellers or their Affiliates (other than the Companies and the Subsidiaries) and (ii) none of the Sellers or their Affiliates (other than the Companies and the Subsidiaries) shall be considered an Affiliate of any
Company or Subsidiary. For purposes of this definition, the term "CONTROL"
(including, with correlative meanings, the terms "CONTROLLING", "CONTROLLED BY"
and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC
Merger Regulations and all other applicable federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

         "BALANCE SHEET" means the audited combined balance sheet of the Ondeo
Nalco Group as of December 31, 2002.

         "BALANCE SHEET DATE" means December 31, 2002.

         "CANADIAN COMPETITION ACT" means the Competition Act of Canada (R.S.
1985, c. C-34), as amended, and the rules and regulations promulgated thereunder.

         "CLOSING DATE" means the date of the Closing.

         "CODE" means the United States Internal Revenue Code of 1986, as amended.

         "COMBINED TAX" means any income or franchise Tax payable to any state, local or foreign taxing jurisdiction in which any Company or Subsidiary has filed or will file a Return with a member of the Seller Group on an affiliated, consolidated, combined or unitary basis with respect to such Tax.

         "EBIT" means, for the relevant period, net income from continuing operations, plus (to the extent deducted in calculating net income from continuing operations) interest expense (net of interest income) and income tax provisions.

         "EBITDA" means, for the relevant period, EBIT plus (to the extent deducted in calculating net income from continuing operations) combined depreciation expense and combined amortization of intangibles.

         "EC MERGER REGULATION" means Council regulation (EEC) No. 4064/89 of
December 21, 1989 on the Control of Concentrations between Undertakings, OJ
(1989) L 395/1, as amended, and the regulations and decisions of the Council or
Commission of the European Community or other organs of the European Union or
European Community implementing such regulations.

         "ENVIRONMENTAL LAWS" means any and all applicable statutes, laws, regulations and rules, in each case as in effect on or before the Closing Date, relating to human health (to the extent relating to exposure of Hazardous
Substances), the protection of natural resources or the environment or the regulation of Hazardous Substances.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended and the rules and regulations promulgated thereunder.

         "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the
Code.

         "FEDERAL CONSOLIDATED TAX" means any Tax imposed under Subtitle A of the Code with respect to which any Company or Subsidiary has filed or will file a Return with a member of the Seller Group on a consolidated basis.

         "FINAL DETERMINATION" means (i) any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a
"determination" as defined in Section 1313(a) of the Code or execution of an
Internal Revenue Service Form 870AD or (ii) the payment of Tax by Buyer, the
Sellers or any of their Affiliates, whichever is responsible for payment of such
Tax under applicable law, with respect to any item disallowed or adjusted by a
Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees (such agreement not to be unreasonably withheld).

         "GAAP" means generally accepted accounting principles in the United
States of America.

         "GOVERNMENTAL AUTHORITY" means any government, governmental, supranational, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or any self-regulatory authority with similar powers.

                                        3

         "HAZARDOUS SUBSTANCES" means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive or otherwise regulated under any applicable environmental statute, law, regulation or rule as in effect on or before the Closing Date, including, but not limited to, (i)
asbestos, petroleum and polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants
in the National Oil and Hazardous Substances Pollution Contingency Plan, 40
C.F.R. Section 300.5.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended, and the rules and regulations promulgated thereunder.

         "INCOME TAX" means any Tax imposed on a Company or Subsidiary which is based on, or measured by, the net income of such Company or Subsidiary.

         "INDEBTEDNESS" means (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any cost associated with prepaying any such debt, (ii) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes or other similar instruments, including accrued interest, (iii) the principal component of all obligations to pay the deferred and unpaid purchase price of property (excluding the Acquisition Earn-outs), (iv) the principal component of all indebtedness of other Persons secured by a Lien on any asset of any Company or Subsidiary or guaranteed by any Company or Subsidiary, (v) bank overdrafts
(excluding undrawn lines) and outstanding checks to the extent treated as bank overdrafts or otherwise included in the financial statements of the Companies and the Subsidiaries (without duplication), (vi) lease obligations that are properly classified as a liability on a balance sheet in accordance with GAAP,
(vii) obligations under or in respect of acceptances, letters of credit, bank guarantees, surety bonds or similar arrangements (including reimbursement obligations with respect thereto), other than any such obligations incurred in the ordinary course of business, (viii) any liability under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction, any obligation arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet (excluding any current or non-current accrued liabilities associated with the Contribution Agreement) and
(ix) any cash proceeds or other assets received prior to the Closing from the sale of Ondeo Nalco SA (Proprietary) Limited; in each case, excluding ordinary course trade payables.

         "INTELLECTUAL PROPERTY RIGHT" means any and all United States, state and foreign intellectual property, whether registered or unregistered, including, without limitation, (i)(A) all patents, inventions, discoveries, processes, designs,

techniques, developments, technology and related improvements and know-how, (B)
copyrights, computer programs, hardware, firmware, software, analyses, source and object code, applications, files, systems, databases, documentation and related items, and advertising and promotional materials, (C) trademarks, service marks, trade names, brand names, corporate names, domain names, URLs, logos, trade dress, the goodwill of any business symbolized thereby and all common-law rights relating thereto and (D) trade secrets, and (ii) any and all registrations, applications, licenses and recordings related thereto.

         "KNOWLEDGE OF THE SELLERS", "THE SELLERS' KNOWLEDGE" or any other similar qualification in this Agreement with respect to the knowledge or awareness of, or receipt of notice by, any Seller or any Company or Subsidiary, means the actual knowledge, including the knowledge that would reasonably be expected to be obtained after reasonable inquiry, of the officers listed on
Schedule 1.01 hereto.

         "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Companies and the Subsidiaries, taken as whole, except any such effect resulting from or arising in connection with (i) the announcement of the execution of this Agreement or the transactions contemplated hereby or (ii)
changes or conditions generally affecting the industry in which the Companies and the Subsidiaries operate that do not have a disproportionately adverse impact on the Companies and the Subsidiaries.

         "NONCOMPETITION AGREEMENT" means a Noncompetition Agreement between
Buyer and Suez in the form attached hereto as Exhibit A.

         "NON-CONSOLIDATED INCOME TAX RETURN" means any Return relating to
Income Taxes of a Company or Subsidiary other than any Returns relating to
Federal Consolidated Taxes or Combined Taxes.

         "ONC COMMON STOCK" means the common stock, par value $0.01 per share, of ONC.

         "ONC PREFERRED STOCK" means the Series A Voting Preferred Stock of ONC.

         "ONC SALE/LEASEBACK" means the sale and leaseback of the ONDEO Nalco
Center located in Naperville, Illinois, and the guarantee by Suez of ONC's obligations thereunder, pursuant to the terms of that certain Participation
Agreement (the "PARTICIPATION AGREEMENT") between ONC, as seller, NCC Solar
Company, as owner participant, Beneficial Life Insurance Company, Salomon Smith
Barney Inc., General Electric Capital Assurance Company and Employers
Reinsurance Corporation, as noteholders, Suez, as guarantor, Verizon Capital
Corp., as owner participant guarantor, Wachovia Bank of Delaware, National
Association ("WACHOVIA"), as owner trustee, and Wilmington Trust Company, as indenture trustee, and that certain Lease Agreement, between Wachovia, as landlord, and ONC, as tenant (the "LEASE AGREEMENT"), and related agreements, each dated as of December 30, 2002.

         "ONDEO INDIA" means Ondeo Nalco India Limited, a corporation organized pursuant to the laws of the Republic of India.

         "ONDEO INDIA PER SHARE ATTRIBUTED VALUE" means $6.22 (based on
1,000,000 shares of Ondeo India outstanding and publicly held).

         "ONDEO NALCO GROUP" has the meaning given to such term in Note 2 to the
2002 Audited Financial Statements. When used with respect to any period other than 2002, Ondeo Nalco Group refers to the business units and other assets owned directly or indirectly by Suez whose results would be included as part of financial statements prepared for such period applying the same criteria for including business units and other assets in the Ondeo Nalco Group in connection with the preparation of the 2002 Audited Financial Statements.

         "ONE" means Process Water Services, an ONDEO Nalco/Ecolochem Joint
Venture, a joint venture between ONC and Ecolochem, Inc., doing business as
Process Water ONE(TM).

         "OTHER TAXES" means all Taxes other than Income Taxes.

         "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

         "POST-CLOSING TAX PERIOD" means any Tax period beginning after the
Closing Date.

         "PRE-CLOSING TAX PERIOD" means any Tax period ending on or before the
Closing Date.

         "PRO FORMA EBITDA" means, for the relevant period, EBITDA plus (i) (to the extent included in calculating EBITDA) management fees paid to Suez or its
Affiliates that will be eliminated as a result of this transaction, minus (ii)
the amount of rent expense that would have been included in calculating EBITDA if

the Sublease Agreement had been in effect as of the first day of the relevant period, and plus or minus (iii) any other pro forma adjustments otherwise included in the definition of Pro Forma Adjusted EBITDA that would be required by Article 11 of Regulation S-X; in the case of each of clauses (i), (ii) and
(iii), assuming the transactions contemplated by this Agreement.

         "PRO FORMA ADJUSTED EBITDA" means, for the relevant period, Pro Forma
EBITDA adjusted for each of the following items as applicable (to the extent they are included in calculating Pro Forma EBITDA):

         (i) plus business optimization expenses as reflected as a separate item in the statements of income for the Ondeo Nalco Group as shown on the related
Annex to Schedule 5.04(c)(iii);

         (ii) minus net pension income arising from settlements and curtailments as shown in the notes to the financial statements of the Ondeo Nalco Group as shown on the related Annex to Schedule 5.04(c)(iii);

         (iii) plus other exceptional items consisting of non-recurring or exceptional items that both (A) would be classified as "exceptional" in accordance with French generally accepted accounting principles applied consistently with the policies, procedures and judgments used in the preparation of the "French GAAP" financial statements of the Ondeo Nalco Group for the year ended December 31, 2002 and six months ended June 30, 2003 and (B) that correspond to the captions and descriptions denoted with an E on the related
Annex to Schedule 5.04(c)(iii);

         (iv) plus profit sharing expense, but only to the extent that contributions to the Ondeo Nalco Company Profit Sharing and Savings Plan served to reduce the obligation of ONC to make contributions under the Contribution
Agreement;

         (v) plus minority interest expense, net of dividends paid to minority shareholders;

         (vi) minus equity earnings, net of distributions received;

         (vii) plus Mars & Company consulting fees (to the extent not otherwise reflected in Pro Forma EBITDA);

         (viii) plus franchise taxes;

         (ix) plus the amount necessary to account for the Tractebel Energy Swap and other non-interest rate derivatives on a cash basis; and

         (x) plus non-cash rent expense under the Sublease Agreement.

         "RECEIVABLES PURCHASE FACILITY" means the securitization of certain accounts receivable of the Companies and the Subsidiaries pursuant to the terms of that certain Amended and Restated Receivables Purchase Agreement, dated as of
April 30, 2002, among Tack Receivables Corporation, Ondeo Nalco Energy Services,
L.P., Ondeo Nalco Company, Alpine Securitization Corp. and Credit Suisse First
Boston, New York Branch; the Sale Agreement, dated as of December 19, 2001, among Ondeo Nalco Company, Ondeo Nalco Energy Services, L.P., and Tack
Receivables Corporation, and the related agreements referred to therein.

         "SEBI ORDER" means the order of the Securities and Exchange Board of
India dated as of April 9, 2003.

         "SELLER GROUP" means, with respect to federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which LEO is a member and, with respect to state, local or foreign income or franchise Taxes, the consolidated, combined or unitary group of which a Seller or any of its Affiliates is a member.

         "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by a Company. In this Agreement, references to Subsidiaries will be deemed to include all of those entities set forth on Schedule 3.07(a) to be acquired by Buyer in purchasing the Shares and any other shares in accordance with Section 2.01(d), regardless of whether such entity is owned directly or indirectly by a Company on the date hereof.

         "STRADDLE PERIOD" means any Tax period beginning prior to the Closing
Date and ending after the Closing Date.

         "TAX" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (a "TAXING AUTHORITY") and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of a Company or Subsidiary being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Closing Date.

         "TAX ASSET" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including, without limitation, deductions and credits related to alternative minimum
Taxes).

         "TRACTEBEL ENERGY SWAP" means the energy price option transaction orally agreed to on October 23, 2002 and confirmed by the Financial Option
Agreement dated November 4, 2002 between Tractabel Energy Marketing, Inc. and
ONC.

         "TWO" means Treated Water Outsourcing, a Nalco/U.S. Filter Joint
Venture, a joint venture between ONC and United States Filter Corporation.

         (b) Each of the following terms is defined in the Section set forth opposite such term:

         TERM                                                        SECTION
         ----                                                        -------
         2001 Financial Statements                                     3.08
         2002 Audited Financial Statements                             3.08
         338(g) Election                                               8.05
         Accounting Referee                                            2.03
         Acquisition Transaction                                       5.10
         Adjusted EBITDA Schedule                                      5.04
         Aggregate Liability Accrual Amount                            8.03
         Aggregate Refund Accrual Amount                               8.03
         Aggregate Refund Amount                                       8.03
         Aggregate Tax Liability Amount                                8.03
         Agreement                                                   Recitals
         Assignment and Assumption Agreement                           5.11
         Base Working Capital                                          2.03
         Buyer                                                       Recitals
         Claim                                                        11.03
         Closing                                                       2.02
         Closing Adjustment Certificate                                2.03
         Closing Indebtedness                                          2.03
         Closing Working Capital                                       2.03
         Combination Schedule                                          5.04
         Commitment Letters                                            4.05
         Companies                                                   Recitals
         Company                                                     Recitals
         Company Intellectual Property Rights                          3.17
         Company Securities                                            3.05
         Confidentiality Agreement                                     7.07

         TERM                                                        SECTION
         ----                                                        -------
         Contribution Agreement                                        5.05
         Damages                                                      11.02
         Estimated Closing Indebtedness                                2.03
         Estimated Working Capital                                     2.03
         Final Indebtedness                                            2.04
         Final Working Capital                                         2.04
         Financing Amount                                              4.05
         Foreign Benefit Plans                                         3.20
         Guarantee                                                     5.05
         Indemnified Party                                            11.03
         Indemnifying Party                                           11.03
         Indian Approvals                                              2.06
         June 2002 Financial Statements                                3.08
         June 2003 Financial Statements                                3.08
         June Comfort Letter                                           5.04
         June Financial Statements                                     3.08
         Kwik-N-Clean                                                 11.02
         LEO                                                         Recitals
         Liability True-Up Schedule                                    8.03
         Loss                                                          8.09
         LTM                                                           5.04
         Minority-Held Entities                                        3.07
         Nalco/Calgon Trademarks                                       7.05
         NIS                                                         Recitals
         NIS Subsidiaries                                            Recitals
         NIS Subsidiaries Shares                                     Recitals
         Non-ONC Results                                               5.04
         ONC                                                         Recitals
         ONC Common Shares                                           Recitals
         ONC Preferred Shares                                        Recitals
         ONC Purchase Price                                            2.05
         ONC Shares                                                  Recitals
         Ondeo Nalco Trademarks                                        7.05
         PBGC                                                          3.20
         Permits                                                       3.15
         Permitted Liens                                               3.16
         Policy Expiration Date                                        5.09
         Potential Contributor                                        11.05
         Prior Plan                                                    9.01
         Purchase Price                                                2.01
         Purchase Price Allocation                                     2.05
         Refund True-Up Schedule                                       8.03

                                       10

         TERM                                                        SECTION
         ----                                                        -------
         Reimbursement Agreement                                       5.05
         Returns                                                       8.01
         Reviewed June Financial Statements                            5.04
         Reviewed September Financial Statements                       5.04
         SAP License Agreement                                         5.05
         Section 8.03(d) Notice                                        8.03
         Section 8.03(e) Notice                                        8.03
         Seller                                                      Recitals
         Seller Trademarks and Tradenames                              7.05
         Sellers                                                     Recitals
         September Comfort Letter                                      5.04
         September Financial Statements                                3.08
         Shares                                                      Recitals
         Specified Policy                                              5.09
         Sublease Agreement                                            5.11
         Sublease Subsidiary                                           5.11
         Subsidiary Securities                                         3.07
         Successor Plan                                                9.01
         Suez                                                        Recitals
         Tax Benefit                                                   8.05
         Tax Proceeding                                                8.09
         Third Party Claim                                            11.03
         Title IV Plan                                                 3.20
         Transferred Employee                                          9.01
         Transitional Period                                           7.05
         True-Up Date                                                  8.03
         True-Up Period                                                8.03
         Trustee                                                       5.05
         Warranty Breach                                              11.02
         Working Capital Adjustment Excess                             2.04
         Working Capital Adjustment Shortfall                          2.04

                                   ARTICLE 2
                  CONTRIBUTION AND ISSUANCE; PURCHASE AND SALE

         Section 2.01. Purchase and Sale. (a) Upon the terms and subject to the conditions of this Agreement, and subject to the other provisions of this
Section 2.01, the Sellers agree to sell, assign, convey, transfer and deliver to
Buyer, and Buyer agrees to purchase and acquire from the Sellers, the Shares at the Closing. The purchase price (the "PURCHASE PRICE") for the Shares is
$4,200,000,000 in cash in the aggregate. The Purchase Price is subject to adjustment in accordance

                                       11

with Section 2.01(c) and Section 2.03(a) and is subject to further adjustment after the Closing Date in accordance with Section 2.04.

         (b) The portion of the aggregate Purchase Price to be allocated to the
Shares and, if applicable, any other shares acquired separately pursuant to
Section 2.01(d), will be determined in accordance with Section 2.05. Any such separate purchases and sales will not change the aggregate Purchase Price specified in Section 2.01(a) (as it may be adjusted as described above).

         (c) (i) Upon delivery to Buyer of the Adjusted EBITDA Schedule and the supporting letter of Ernst & Young pursuant to Section 5.04(c)(iii), the
Purchase Price shall be adjusted (if applicable) prior to Closing as set forth in this clause (i). If the Pro Forma Adjusted EBITDA of the Ondeo Nalco Group
for the LTM, as shown on such schedule, is in excess of $550,000,000, the
Purchase Price shall be increased by an amount equal to the product of 8.0 times such excess. If the Pro Forma Adjusted EBITDA of the Ondeo Nalco Group for the
LTM, as shown on such schedule, is less than $520,000,000, the Purchase Price shall be decreased by an amount equal to the product of 8.0 times such shortfall
(subject to Section 12.01).

                  (i) If the Sellers fail to deliver to Buyer the Reviewed June
         Financial Statements and the June Comfort Letter by October 15, 2003
         pursuant to Section 5.04(d), the Purchase Price shall be decreased by an amount equal to $42,000,000.

                  (ii) If the Closing has not occurred by November 10, 2003 and the Sellers fail to deliver to Buyer the Reviewed September Financial
         Statements and the September Comfort Letter by such date pursuant to
         Section 5.04(f), the Purchase Price shall be decreased by an amount equal to $42,000,000.

         (d) The Sellers shall consider in good faith any requests by Buyer to acquire at the Closing, directly or indirectly and in separate transactions that would be deemed to occur immediately prior to the purchase and sale of the
Shares, all of the issued and outstanding shares of capital stock of any of the
Subsidiaries of NIS or ONC (other than the NIS Subsidiaries), it being agreed and understood that Seller shall not be under any obligation to agree to any such request or take any action included in such request.

         Section 2.02. Closing. The closing (the "CLOSING") of the transactions contemplated by Section 2.01 shall take place at the offices of Simpson Thacher
& Bartlett LLP, New York, New York, as soon as possible, but in no event later than five business days, after satisfaction of the conditions set forth in
Article 10, or at such other time or place as Buyer and the Sellers may agree.
At the Closing:

                                       12

         (a) Buyer shall deliver to the Sellers and, if applicable, the sellers of the Subsidiaries to be purchased separately in accordance with Section
2.01(d), the Purchase Price in immediately available funds to an account or accounts designated by the applicable Seller or Subsidiary (in accordance with the allocation determined pursuant to Section 2.01(a) and Section 2.05(a)), by notice to Buyer, which notice shall be delivered not later than two business days prior to the Closing Date.

         (b) The Sellers shall, and shall cause the owners of the shares of any other Subsidiaries to be purchased separately in accordance with Section 2.01(d)
to, deliver to Buyer certificates or assignment deeds for the Shares and any such other shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

         Section 2.03. Closing Working Capital; Closing Indebtedness. (a) No
later than 15 days prior to the Closing Date, the Sellers will cause to be prepared and delivered to Buyer a certificate setting forth the Sellers' good faith estimates of (i) Closing Working Capital ("ESTIMATED WORKING CAPITAL") and
(ii) Closing Indebtedness ("ESTIMATED CLOSING INDEBTEDNESS"), and the basis for the calculation thereof. If (i) Estimated Working Capital minus Estimated
Closing Indebtedness is greater than (ii) Base Working Capital, the Purchase
Price to be paid by Buyer at the Closing shall be increased by the amount of such excess. If (i) Estimated Working Capital minus Estimated Closing
Indebtedness is less than (ii) Base Working Capital, the Purchase Price to be paid by Buyer at the Closing shall be decreased by the amount of such deficit.
"BASE WORKING CAPITAL" means $575,000,000. It is understood and agreed that while such certificate shall set forth such good faith estimates and the basis for the calculation thereof, for purposes of this Section 2.03 and Section 2.04,
Estimated Working Capital shall be deemed not to exceed $500,000,000.

         (b) As promptly as practicable, but no later than 60 days, after the
Closing Date, Buyer will cause to be prepared and delivered to the Sellers a certificate (the "CLOSING ADJUSTMENT CERTIFICATE") setting forth Buyer's calculations of Closing Working Capital and Closing Indebtedness as of the close of business on the Closing Date (excluding any effects, changes or adjustments arising from the transactions contemplated hereby on the Closing Date, other than those contemplated by Section 7.04). The Closing Adjustment Certificate
shall (x) be prepared in accordance with GAAP applied on a basis consistent with those used in the preparation of the Balance Sheet, (y) shall include all of the line items described in the definition of "Closing Working Capital" in Section
2.03(c) and all of the components set forth in the definition of "Indebtedness"
in Section 1.01(a), and (z) to the extent consistent with GAAP, be prepared using the same accounting methods, practices and procedures, with consistent classifications, judgments and estimation methodology, used in the preparation of the Balance

                                       13

Sheet. The Closing Adjustment Certificate shall also reflect, on a proportionate basis, each component part of Closing Working Capital and Closing Indebtedness as reflected in the accounts of TWO and ONE using the proportional consolidation method in accordance with French generally accepted accounting principles consistent with past practice of the Companies and the Subsidiaries.

         (c) "CLOSING WORKING CAPITAL" means:

                  (i) the sum of:

                           (A) cash and cash equivalents up to a maximum of
                  $40,000,000,

                           (B) trade accounts receivable (net of allowance for
                  doubtful accounts, reserves for credit memos, shipments in transit and other revenue recognition reserves, and excluding intercompany balances),

                           (C) inventory (net of reserves and excluding LIFO
                  reserve), and

                           (D) prepaid expenses (excluding any such expenses
                  relating to insurance that the Companies and the Subsidiaries will not have the benefit of after the Closing) to the extent the Companies and the Subsidiaries remain entitled after the
                  Closing to the benefits of the services or items in respect of which the prepayment has been made, minus

                  (ii) the sum of:

                           (A) trade accounts payable (excluding intercompany
                  balances),

                           (B) current taxes payable (other than Federal
                  Consolidated Taxes and Combined Taxes),

                           (C) current accrued expenses, including accrued
                  compensation (including accrued but unused vacation time), accrued incentives, management incentive programs and
                  long-term incentive programs, any accrued transaction costs incurred in connection with the transactions contemplated by this Agreement not paid by the Sellers, and accrued
                  severance-related obligations with respect to employees
                  terminated prior to the Closing, whether or not currently
                  payable,

                                       14

                           (D) current and non-current liabilities for customer
                  deposits and deferred revenues,

                           (E) any amounts in excess of $3,500,000 that are
                  payable by any Company or Subsidiary to any current or former director, officer or employee of any Company or Subsidiary solely as a result of the consummation of the transactions contemplated by this Agreement (which amounts shall be net of assets held in trust to fund such amounts, to the extent not included in Section 2.03(c)(i)(A)),

                           (F) any amounts that are payable in respect of the
                  acceleration of payments under life insurance policies, the acceleration of which is solely the result of the consummation of the transactions contemplated by this Agreement (except to the extent such payments are waived prior to the Closing), and

                           (G) current and non-current restructuring,
                  integration, and contingency reserves, including any reserves or accruals for business optimization expense or other
                  exceptional items recorded in other non-working capital
                  accounts.

Closing Working Capital does not include any (1) pension and post-retirement liabilities, (2) prepaid pension and post-retirement benefit expenses or similar assets relating to pension and post-retirement benefit expenses, (3)
environmental reserves, (4) any assets relating to capitalized transaction costs relating to the transactions contemplated by this Agreement and (5) any deferred tax assets or liabilities.

         (d) "CLOSING INDEBTEDNESS" means the amount of Indebtedness of the
Companies and the Subsidiaries as of the close of business on the Closing Date
(excluding (i) any intercompany balances to be terminated or settled pursuant to
Section 7.04, (ii) any Indebtedness to be incurred at or after the Closing, and
(iii) for the avoidance of doubt, any items reflected in the calculation of
Closing Working Capital).

         (e) If the Sellers disagree with Buyer's calculations of Closing
Working Capital and/or Closing Indebtedness delivered pursuant to Section
2.03(b), the Sellers may, within 30 days after delivery of the Closing
Adjustment Certificate, deliver a notice to Buyer disagreeing with such calculations and setting forth the Sellers' calculations of such amounts. Any such notice of disagreement shall be in writing and shall specify in reasonable detail those particular items and amounts contained in the Closing Adjustment
Certificate as to which the Sellers disagree, and the Sellers shall be deemed to have agreed with

                                       15

all other amounts contained in the Closing Adjustment Certificate. Such disagreement shall specify the amount of Closing Working Capital and Closing
Indebtedness as calculated by Sellers, on the basis of the foregoing.

         (f) If a notice of disagreement shall be delivered in accordance with
Section 2.03(e), the Sellers and Buyer shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working
Capital and Closing Indebtedness, which amount (i) of Closing Working Capital shall not be more than the amount thereof shown in the Sellers' calculations delivered pursuant to Section 2.03(e) nor less than the amount thereof shown in
Buyer's calculation delivered pursuant to Section 2.03(b) and (ii) of Closing
Indebtedness shall not be less than the amount thereof shown in the Seller's calculation delivered pursuant to Section 2.03(e) nor more than the amount thereof shown in Buyer's calculation delivered pursuant to Section 2.03(b). If, during such period, the Sellers and Buyer are unable to reach such agreement, they shall promptly thereafter cause an Accounting Referee (as defined below)
promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital and Closing Indebtedness. In
making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Adjustment Certificate as to which the Sellers have disagreed in accordance with Section 2.03(e). The Accounting Referee shall deliver to the Sellers and Buyer a report setting forth such calculation. The
Sellers and Buyer shall use their best efforts to cause the Accounting Referee to deliver such report within 30 days following appointment of the Accounting
Referee. Such report shall be final and binding upon the Sellers and Buyer. The cost of such review and report shall be borne by Buyer if (i) the difference between (A) Final Working Capital minus Final Indebtedness and (B) Buyer's calculation of Closing Working Capital minus Buyer's calculation of Closing
Indebtedness delivered pursuant to Section 2.03(b) is greater than (ii) the difference between (A) Final Working Capital minus Final Indebtedness and (B)
the Sellers' calculation of Closing Working Capital minus the Sellers'
calculation of Closing Indebtedness delivered pursuant to 2.03(e), by the
Sellers if the first such difference is less than the second such difference and otherwise equally by Buyer and the Sellers. For purposes of this Section
2.03(f), "ACCOUNTING REFEREE" means KPMG LLP or, if such firm shall decline or is unable to act, another internationally recognized independent accounting firm mutually agreeable to the Sellers and Buyer.

         (g) The Sellers and Buyer agree that they will, and agree to cause their respective independent accountants and each Company and Subsidiary to, cooperate and assist in the calculation of Closing Working Capital and Closing
Indebtedness and in the conduct of the review by the Accounting Referee referred

                                       16

to in this Section, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

         Section 2.04. Adjustment of Purchase Price. (a) If Estimated Working
Capital exceeds Final Working Capital by an amount greater than $3,000,000 (the amount by which it is greater than $3,000,000 being the "WORKING CAPITAL
ADJUSTMENT SHORTFALL"), the Sellers shall pay to Buyer, as an adjustment to the
Purchase Price, in the manner and with interest as provided in Section 2.04(c), the amount of such Working Capital Adjustment Shortfall. If (i) Final Working
Capital exceeds (ii) Estimated Working Capital by an amount greater than
$3,000,000 (the amount by which it is greater than $3,000,000 being the "WORKING
CAPITAL ADJUSTMENT EXCESS"), Buyer shall pay to the Sellers, in the manner and with interest as provided in Section 2.04(c), the amount of such Working Capital
Adjustment Excess. "FINAL WORKING CAPITAL" means Closing Working Capital as shown in Buyer's calculation delivered pursuant to Section 2.03(b), if no notice of disagreement with respect thereto is duly delivered pursuant to Section
2.03(e); or if such a notice of disagreement is delivered, as agreed by the
Sellers and Buyer pursuant to Section 2.03(f) or in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 2.03(f); provided that, in no event shall Final Working Capital be more than the Sellers' calculation of Closing Working Capital delivered pursuant to Section 2.03(e) or less than Buyer's calculation of Closing Working Capital delivered pursuant to Section 2.03(b).

         (b) If Estimated Closing Indebtedness exceeds Final Indebtedness, Buyer shall pay to the Sellers, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.04(c), the amount of such excess. If
Final Indebtedness exceeds Estimated Closing Indebtedness, the Sellers shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.04(c), the amount of such excess. "FINAL
INDEBTEDNESS" means Closing Indebtedness as shown in Buyer's calculation delivered pursuant to Section 2.03(b), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.03(e); or if such a notice of disagreement is delivered, as agreed by the Sellers and Buyer pursuant to
Section 2.03(f) or in the absence of such agreement, as shown in the Accounting
Referee's calculation delivered pursuant to Section 2.03(f); provided that, in no event shall Final Indebtedness be less than the Sellers' calculation of
Closing Indebtedness delivered pursuant to Section 2.03(e) or more than Buyer's calculation of Closing Indebtedness delivered pursuant to Section 2.03(b).

         (c) Any payment pursuant to Section 2.04(a) or Section 2.04(b) shall be made at a mutually convenient time and place within five days after the Final
Working Capital and Final Indebtedness have been determined by delivery by Buyer or the Sellers, as the case may be, of a certified or official bank check

                                       17

payable in immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to this
Section shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

         Section 2.05. Allocation of the Purchase Price. (a) No later than 30 days after the date hereof, Buyer shall provide to Sellers a statement allocating the Purchase Price among the ONC Common Shares, the ONC Preferred
Shares, the shares of each NIS Subsidiary and the shares of any other Subsidiary to be acquired as mutually agreed between Sellers and Buyer pursuant to Section
2.01(d) hereof (the "PURCHASE PRICE ALLOCATION" and the portion of the Purchase
Price allocable to the ONC Common Shares and the ONC Preferred Shares, the "ONC
PURCHASE PRICE"); provided that the allocation of the Purchase Price to the NIS
Subsidiaries shall be no less than $100,000,000 nor greater than $500,000,000 and provided further that the allocation of the Purchase Price to the ONC
Preferred Shares shall be an amount equal to such Shares' liquidation preference. If the Sellers disagree with Buyer's calculation of the Purchase
Price Allocation, the Sellers may, within 15 days after delivery of Buyer's calculation of the Purchase Price Allocation, deliver a notice to Buyer disagreeing with such calculation and setting forth Sellers' proposed Purchase
Price Allocation. Sellers and Buyer shall, during the 15 day period following delivery of Sellers' notice of disagreement, use their reasonable best efforts to resolve such dispute. If during such period, Sellers and Buyer are unable to resolve such dispute, they shall promptly retain the Accounting Referee to resolve such dispute. The Sellers and Buyer shall use their reasonable best efforts to cause the Accounting Referee to resolve such dispute within 15 days of the retention of the Accounting Referee. The Accounting Referee's
determination of the Purchase Price Allocation shall be final and binding on the
Sellers and Buyer. The costs of retaining the Accounting Referee for purposes of determining the Purchase Price Allocation shall be borne equally by Sellers, on the one hand, and Buyer, on the other hand. The Sellers and Buyer and their respective Affiliates agree to (i) be bound, and cause their Affiliates to be bound, by the Purchase Price Allocation and (ii) act, and to cause their
Affiliates to act, in accordance with such allocation in the preparation, filing and audit of any Return (including, without limitation, the filing of any forms, information returns, reports or statements with any Return for the taxable year that includes the Closing Date) and for all Tax purposes, unless otherwise required by a Final Determination.

                                       18

         (b) If an adjustment is made to the Purchase Price pursuant to Section
2.01(c), Section 2.03(a), Section 2.04 or Section 8.10 hereof or required pursuant to Section 2.01(d) hereof, Buyer shall provide to Sellers an adjustment to the Purchase Price Allocation within 10 days of the determination of Pro
Forma Adjusted EBITDA, Estimated Working Capital and Estimated Closing
Indebtedness or Final Working Capital and Final Indebtedness (in the case of an adjustment pursuant to Section 2.01(c), Section 2.03(a) or Section 2.04 hereof)
or the date of a payment due under Article 8 or 11 (in the case of an adjustment pursuant to Section 8.10 hereof). If Sellers disagree with such adjustment,
Sellers shall promptly notify Buyer of such disagreement. In the event that an agreement regarding the appropriate allocation is not reached within 20 days after the determination of Pro Forma Adjusted EBITDA, Estimated Working Capital
and Estimated Closing Indebtedness or Final Working Capital and Final
Indebtedness (in the case of an adjustment to the Purchase Price pursuant to
Section 2.04 hereof) or the date of a payment due under Articles 8 or 11 hereof
(in the case of an adjustment to the Purchase Price pursuant to Section 8.10 hereof), Buyer and the Sellers shall jointly retain the Accounting Referee to resolve the disputed items. Upon resolution of the disputed items, the Purchase
Price Allocation shall be adjusted to reflect such resolution. The Sellers and
Buyer shall use their reasonable best efforts to cause the Accounting Referee to deliver its resolution of the disputed items within 30 days following appointment thereof. The costs, fees and expenses of the Accounting Referee retained pursuant to this Section 2.05(b) shall be borne equally by Buyer, on the one hand, and the Sellers, on the other hand. Buyer and the Sellers agree to file any additional information return required to be filed pursuant to the Code and any state, local or foreign Tax law to reflect such adjustment to the allocation of the Purchase Price.

         Section 2.06. Post-Closing Payment in Respect of Ondeo India. (a) If,
pursuant to one or more offers required to be made under Indian law or regulation or other local listing obligations which in any case are applicable by virtue of either the transactions contemplated by this Agreement or the earlier indirect acquisition of Ondeo India by Suez, additional shares of Ondeo
India are acquired by the Sellers or any of their Affiliates after the date hereof or by Buyer, the Companies or any of the Subsidiaries after the Closing, the Purchase Price will be adjusted as follows:

                  (i) If such acquisition is made by any of the Sellers or their
         Affiliates, then as promptly as practicable after the latest of their acquisition of such shares, the Closing Date and the receipt of all
         Indian Approvals, all such shares will be purchased by Buyer or an entity designated by Buyer for a purchase price equal to the number of shares of Ondeo India so purchased multiplied by the Ondeo India Per
         Share Attributed Value. The Sellers will be deemed to give to the applicable purchaser the representation in Section 3.06 as to the shares purchased.

                                       19

                  (ii) If such acquisition is made by any of Buyer, the
         Companies or the Subsidiaries, no later than 30 days after Buyer notifies the Sellers in writing of the consummation of such acquisition, the Sellers will transfer, or will cause the transfer to a
         Subsidiary designated in writing by Buyer, immediately available funds equal to the number of shares of Ondeo India so acquired times the excess, if any, of (A) the per share price paid for such shares (up to the maximum amount required to be offered by Suez under the SEBI Order as of or prior to the date of such acquisition) over (B) the Ondeo
         India Per Share Attributed Value.

         (b) Each party hereto or such party's Affiliates shall obtain any requisite regulatory approvals from the Indian Foreign Investment Promotion
Board, the Reserve Bank of India or any other Indian governmental authority (the
"INDIAN APPROVALS") with respect to the acquisition of any shares of Ondeo India by such party or such party's Affiliates pursuant to this Section 2.06.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller represents and warrants (in the case of LEO, with respect to LEO and ONC and its Subsidiaries, and in the case of NIS, with respect to NIS and the NIS Subsidiaries) to Buyer that:

         Section 3.01. Corporate Existence and Power. Each Seller and each
Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each
Company is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 3.02. Corporate Authorization. The execution, delivery and performance by each Seller of this Agreement, and the consummation of the transactions contemplated hereby are within such Seller's corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action (other than approval of the board of directors of
Suez, provided that this exception shall no longer apply upon delivery to Buyer of the certification referred to in Section 12.01(f)) on the part of such
Seller. This Agreement has been duly executed and delivered by each Seller and constitutes a valid and binding agreement of each Seller enforceable against each Seller in accordance with its terms, except (i) as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of

                                       20

creditors' rights generally and (ii) for limitations imposed by general principles of equity. Each individual signing a certificate on behalf of a
Seller that is delivered to Buyer pursuant to this Agreement will be duly authorized to execute and deliver such certificate.

         Section 3.03. Governmental Authorization. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, the EC Merger Regulation and the
Canadian Competition Act; (ii) the actions and filings listed on Schedule 3.03;
and (iii) any such action or filing as to which the failure to make or obtain would not be material to the Companies and the Subsidiaries, taken as a whole, or materially impair the ability of the Sellers and their Affiliates to consummate the transactions contemplated hereby.

         Section 3.04. Noncontravention. The execution, delivery and performance by each Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby, do not and will not (i) violate the certificate of incorporation or bylaws, or any equivalent organizational documents, of such Seller or any Company or Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate in any material respect any applicable law, rule, regulation, judgment, injunction, order or decree,
(iii) except as disclosed in Schedule 3.04, require any consent or other action by any Person under, constitute a material default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation of such Seller or any Company or Subsidiary or to a loss of any material benefit to which such Seller or any Company or Subsidiary is entitled under any provision of any material agreement or other material instrument binding upon such Seller or any Company or Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of any Company or Subsidiary, except for any Permitted Liens.

         Section 3.05. Capitalization. (a) The authorized capital stock of ONC consists of 1,000 shares of ONC Common Stock and 1,000 shares of preferred stock, par value $1.00 per share. There are outstanding 625 shares of ONC Common
Stock and 75 shares of ONC Preferred Stock. The authorized capital stock of each of the NIS Subsidiaries and the number of shares outstanding as of the date hereof of each NIS Subsidiary is set forth on Schedule 3.05(a).

         (b) All outstanding shares of capital stock of each Company have been duly authorized, validly issued, fully paid and non-assessable (to the extent applicable under the laws of the jurisdiction of organization of such Company), and free and clear of Liens. Except as set forth in Section 3.05 or Schedule
3.05(b), there are no outstanding (i) shares of capital stock or voting securities of

                                       21

any Company, (ii) securities of any Company convertible into or exercisable or exchangeable for shares of capital stock or voting securities of such Company or
(iii) options or other rights or agreements to acquire from any Company, or other obligation of any Company to issue, transfer or sell any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of such Company (the items in clauses
3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the
"COMPANY SECURITIES"). There are no outstanding obligations of any Company or
Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.
There are no voting trusts, proxies or other contracts or understandings with respect to the voting of any capital stock or other voting securities of any
Company.

         Section 3.06. Ownership of Shares. LEO is the record and beneficial owner of all of the issued and outstanding ONC Common Shares and, as of the
Closing, will be the record and beneficial owner of all of the issued and outstanding ONC Preferred Shares, in each case, free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to such ONC Shares free and clear of any Lien. NIS is the record and beneficial owner of all of the issued and outstanding NIS Subsidiaries Shares, free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to such NIS
Subsidiaries Shares free and clear of any Lien.

         Section 3.07. Subsidiaries. (a) Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate or other organizational powers required to carry on its business as now conducted. All Subsidiaries and their respective jurisdictions of organization are identified on Schedule 3.07(a). Each
Subsidiary is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Except as disclosed in Schedule 3.07(a), all of the outstanding shares of capital stock or other voting securities of each Subsidiary have been duly authorized, validly issued, fully paid and non-assessable (to the extent applicable under the laws of the jurisdiction of organization of such
Subsidiary), and are owned of record and beneficially by one of the Companies, directly or indirectly, free and clear of any Lien. Except as disclosed in
Schedule3.07(a), there are no outstanding (i) securities of any Company or
Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary or (ii) options or other rights to acquire from any Company or Subsidiary, or other obligation of any Company or Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary (the items in clauses 3.07(b)(i) and

                                       22

3.07(b)(ii) being referred to collectively as the "SUBSIDIARY SECURITIES").
There are no outstanding obligations of any Company or Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. Except as disclosed on Schedule 3.07(a), there are no voting trusts, proxies or other contracts or understandings with respect to the voting of any capital stock or other voting securities of any Subsidiary owned, indirectly or directly, by any
Company. The ownership of the Subsidiaries as described in Schedule 3.07(a) is true and correct in all material respects as of the date hereof.

         (c) Other than instances in which any Company, Subsidiary or
Minority-Held Entity (as defined below) owns less than 5% of the outstanding equity securities of any Person, Schedule 3.07(c) contains a complete list of all Persons that are not Subsidiaries ("MINORITY-HELD ENTITIES") of which any
Company, Subsidiary or Minority-Held Entity owns capital stock or other equity interests. Each Company or Subsidiary indicated on Schedule 3.07(c) is the record and beneficial owner of the number of shares of capital stock or other equity interests of each such Minority-Held Entity (and owns the percentage of the outstanding equity thereof) indicated on such Schedule, free and clear of any Lien. Except as set forth in Schedule 3.07, there are no outstanding and will be no subsequently issued options or other rights to acquire from any
Company or Subsidiary, or obligation of any Company or Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Minority-Held Entity, and there are no outstanding obligations of any Company or Subsidiary to repurchase, redeem or otherwise acquire any of the securities of any Minority-Held Entity.

         (d) Except as described in Schedule 3.07(d), pursuant to Section 2.01 the Buyer will acquire all of the business units and other assets owned directly or indirectly by Suez whose results were included in the 2002 Audited Financial
Statements and that would be included as part of the Ondeo Nalco Group if financial statements for the Ondeo Nalco Group were prepared as of the date of this Agreement and as of the Closing Date on the same basis as such audited combined financial statements were prepared, except for any business units disposed of or transferred since December 31, 2002 pursuant to any agreement disclosed on Schedule 3.12(a), or other assets disposed of in the ordinary course of business since that date.

         (e) The authorized capital stock of Ondeo India consists of 5,000,000 shares of common stock. There are outstanding 5,000,000 shares of common stock of Ondeo India, 4,000,000 of which are owned of record and beneficially, free and clear of any Lien, by ONC and 1,000,000 of which are publicly held.

         Section 3.08. Financial Statements. (a) The audited combined balance sheet as of December 31, 2002 and the related audited combined statements of

                                       23

income and cash flows for the year ended December 31, 2002 of the Ondeo Nalco
Group, all of which are set forth on Schedule 3.08(a) (the "2002 AUDITED
FINANCIAL STATEMENTS"), were prepared in accordance with GAAP consistently applied not only during such period but also as compared to the periods covered by the financial statements of the Ondeo Nalco Group referred to in paragraphs
(c), (d), (e) and (g) of this Section 3.08 (except as may be indicated in the notes thereto) and fairly present the combined financial position of the Ondeo
Nalco Group as of the dates thereof and their combined results of operations and cash flows for the period then ended.

         (b) The audited consolidated balance sheets as of December 31, 2000,
December 31, 2001 and December 31, 2002 and the related audited consolidated statements of income and cash flows for the years ended December 31, 2000,
December 31, 2001 and December 31, 2002 of ONC and its Subsidiaries, all of
which are set forth on Schedule 3.08(b), were prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of ONC and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

         (c) The unaudited interim combined balance sheet as of June 30, 2003 and the related unaudited interim combined statements of income and cash flows for the six months ended June 30, 2003 of the Ondeo Nalco Group, all of which are set forth on Schedule 3.08(c) (the "JUNE 2003 FINANCIAL STATEMENTS"), were prepared in accordance with GAAP consistently applied not only during such period but also as compared to the periods covered by the financial statements of the Ondeo Nalco Group referred to in paragraphs (a), (d), (e) and (g) of this
Section 3.08 and fairly present the combined financial position of the Ondeo
Nalco Group as of the dates thereof and its combined results of operations and cash flows for the period then ended (subject to normal year-end adjustments and the absence of notes).

         (d) The unaudited interim combined balance sheet as of June 30, 2002 and the related unaudited interim combined statements of income and cash flows for the six months ended June 30, 2002 of the Ondeo Nalco Group (the "JUNE 2002
FINANCIAL STATEMENTS" and, together with the June 2003 Financial Statements, the
"JUNE FINANCIAL STATEMENTS"), reviewed by Ernst & Young pursuant to SAS 100, will, when delivered to Buyer pursuant to Section 5.04, be prepared in accordance with GAAP consistently applied not only during such period but also as compared to the periods covered by the financial statements of the Ondeo
Nalco Group referred to in paragraphs (a), (c), (e) and (g) of this Section 3.08
(except as may be indicated in the notes thereto) and fairly present the combined financial position of the Ondeo Nalco Group as of the dates thereof

                                       24

and its combined results of operations and cash flows for the periods then ended
(subject to normal year-end adjustments).

         (e) The unaudited combined balance sheet as of December 31, 2001 and the related unaudited combined statements of income and cash flows for the year ended December 31, 2001 of the Ondeo Nalco Group (the "2001 FINANCIAL
STATEMENTS") will, when delivered to Buyer pursuant to Section 5.04, be prepared in accordance with GAAP consistently applied not only during such period but also as compared to the periods covered by the financial statements of the Ondeo
Nalco Group referred to in paragraphs (a), (c), (d) and (g) of this Section 3.08 and fairly present the combined financial position of the Ondeo Nalco Group as of the date thereof and its combined results of operations and cash flows for the period then ended (except for the absence of notes).

         (f) The adjustments and other amounts reflected on the Adjusted EBITDA
Schedule to be delivered to Buyer pursuant to Section 5.04 will be derived from the books and other accounting records of the Ondeo Nalco Group. The amounts reflected on the Adjusted EBITDA Schedule that represent the captioned adjustments made to calculated Pro Forma Adjusted EBITDA will fit within the descriptions thereof and include all of the amounts that fit within such descriptions.

         (g) The unaudited interim combined balance sheet as of September 30,
2003 and the related unaudited interim combined statements of income and cash flows for the nine-month periods ended September 30, 2003 and September 30, 2002 of the Ondeo Nalco Group (the "SEPTEMBER FINANCIAL STATEMENTS"), reviewed by
Ernst & Young pursuant to SAS 100, will, when delivered to Buyer pursuant to
Section 5.04, be prepared in accordance with GAAP consistently applied not only during such periods but as compared to the periods covered by the financial statements of the Ondeo Nalco Group referred to in paragraphs (a), (c), (d) and
(e) of this Section 3.08 (except as indicated in the notes thereto) and will present fairly in all material respects the combined financial position of Ondeo
Nalco Group as of the dates thereof and its combined results of operations and cash flows for the period then ended (subject to normal year-end adjustments).

         Section 3.09. Absence of Certain Changes. Except as disclosed in
Schedule 3.09, since the Balance Sheet Date (or, in the case of Section 3.09(e), since January 1, 2002), the business of the Companies and the Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:

                                       25

                  (a) any amendment of (i) any term of any outstanding security of any Company or (ii) any material term of any outstanding security of any Subsidiary;

                  (b) any repurchase, redemption or other acquisition by any
         Company or Subsidiary of any outstanding shares of capital stock or other securities of any Company or Subsidiary;

                  (c) any incurrence, assumption or guarantee by any Company or
         Subsidiary of any Indebtedness in excess of $10,000,000 outstanding at any time, other than (i) trade accounts payable and (ii) short-term working capital financing, in each case, incurred in the ordinary course of business consistent with past practice;

                  (d) any making of any material loan, advance or capital
         contributions to or investment in any Person, other than (i) loans, advances or capital contributions to or investments in any Company or
         Subsidiary or loans or advances to any Seller or its Affiliates and
         (ii) loans or advances to employees for payment of business expenses in the ordinary course of business consistent with past practice;

                  (e) any acquisition of material assets or property from any other Person, or any sale, lease, license or other disposition of any material assets or property, other than (i) in the ordinary course of business consistent with past practice, (ii) as otherwise contemplated or permitted by this Agreement or (iii) pursuant to any agreement disclosed on Schedule 3.12(a);

                  (f) any change in any method of accounting or accounting
         practice by any Company or Subsidiary except for any such change required by reason of a concurrent change in generally accepted accounting principles;

                  (g) any (i) employment, deferred compensation, severance,
         retirement or other similar agreement entered into by any Company or
         Subsidiary with any director or executive officer (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay by any Company or Subsidiary to any director or executive officer, (iii) increase in compensation or other benefits payable by any Company or Subsidiary to any director or executive officer, (iv) grant of any equity or equity-based awards other than, in each case, as required by contract or applicable law or (v)
         establishment, adoption, amendment or termination of any Employee Plan
         (as defined in Section 3.20(a)) (or any plan, agreement, arrangement or policy that, if it were in existence on the date

                                       26

         hereof, would be included as an Employee Plan), other than, in each case, in the ordinary course of business consistent with past practice;

                  (h) any action taken by any Company or Subsidiary that would have been prohibited under Section 5.01 if such action had been taken by such Company or Subsidiary after the date hereof; or

                  (i) any change or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse
         Effect.

         Section 3.10. No Undisclosed Material Liabilities. There are no
liabilities of any Company or Subsidiary of any kind, other than:

                  (a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

                  (b) liabilities as of the Balance Sheet Date that would not be required under GAAP to be shown on the Balance Sheet or disclosed in the notes thereto;

                  (c) liabilities disclosed on Schedule 3.10;

                  (d) liabilities the subject matter of which is expressly
         covered in one of the other representations and warranties in this
         Article 3;

                  (e) liabilities incurred in the ordinary course of business since the Balance Sheet Date; or

                  (f) other undisclosed liabilities which, individually or in the aggregate, would not be material to the Companies and the
         Subsidiaries, taken as a whole.

         Section 3.11. Intercompany Accounts. Schedule 3.11 contains a complete list of all material intercompany balances as of the Balance Sheet Date between any Seller and its Affiliates, on the one hand, and any Company or Subsidiary, on the other hand. Except as provided in Schedule 3.11, since the Balance Sheet
Date there has not been any accrual of any material liability by any Company or
Subsidiary to any Seller or any of its Affiliates or other material transaction between any Company or Subsidiary and any Seller or any of its Affiliates, other than in the ordinary course of business consistent with past practice or as otherwise contemplated or permitted by this Agreement.

                                       27

         Section 3.12. Material Contracts. (a) Except as disclosed in Schedule
3.12(a), as of the date hereof, none of the Companies or Subsidiaries is a party to or bound by:

                  (i) any lease (whether of real or personal property) providing for annual rentals of $1,000,000 or more that cannot be terminated on not more than 60 days' notice without payment by any Company or
         Subsidiary of any material penalty;

                  (ii) any agreement for the purchase of materials, supplies, goods, services or equipment providing for annual payments by the
         Companies and the Subsidiaries of $3,000,000 or more that cannot be terminated on not more than 60 days' notice without payment by any
         Company or Subsidiary of any material penalty;

                  (iii) any sales, distribution or other similar agreements or arrangements with any customer or any group of affiliated customers for the sale by any Company or Subsidiary of materials, supplies, goods, services or equipment providing for annual payments to the Companies and the Subsidiaries of $3,000,000 or more (or under which such payments are reasonably expected);

                  (iv) any partnership, joint venture or other similar agreement or arrangement;

                  (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into by any Company or Subsidiary after December 31,
         1996;

                  (vi) any agreement relating to indebtedness for borrowed money
         (whether incurred, assumed, guaranteed or secured by any asset), other than (A) trade accounts payable incurred in the ordinary course of business, (B) any such agreement with an aggregate outstanding principal amount not exceeding $1,000,000 and (C) any such agreement relating to indebtedness owed to any Seller or any of its Affiliates to be repaid on or before the Closing Date or owed to any other Company or
         Subsidiary;

                  (vii) any agreement that limits in any material respect the freedom of any Company or Subsidiary to compete in any line of business or with any Person or in any area;

                  (viii) any agreement with (A) any Seller or any of its
         Affiliates or (B) any director or executive officer of any Seller or any of its Affiliates;

                  (ix) any non-statutory collective bargaining agreement;

                                       28

                  (x) any agreement that contains an indemnification obligation that, after taking into account any insurance coverage with respect to such obligation, is reasonably expected to be material to the Companies and the Subsidiaries taken as a whole; or

                  (xi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the
         Companies and the Subsidiaries, taken as a whole.

         (b) Except as set forth in Schedule 3.12(b) each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this
Section (whether written or oral) is a valid and binding agreement of a Company or Subsidiary, as the case may be, and is in full force and effect, and none of the Companies or Subsidiaries or, to the knowledge of any Seller, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment. No
Indebtedness of any Company or Subsidiary shall be outstanding as of the
Closing, other than Indebtedness that may be prepaid without penalty.

         (c) (i) None of the agreements to which any of the Companies,
Subsidiaries or any of their Affiliates is a party in connection with the ONC
Sale/Leaseback (including, without limitation, the Participation Agreement, the
Lease Agreement and the Guarantee, dated as of December 30, 2002, entered into by Suez with respect thereto) has been amended, modified or terminated since the execution date of such agreement (other than as contemplated in connection with the Sublease Agreement and Assignment and Assumption Agreement) and each such agreement is a valid and binding agreement of each such Company or Subsidiary or
Affiliate, as the case may be, and is in full force and effect, and none of the
Companies or the Subsidiaries, or any of their Affiliates or, to the knowledge of any Seller, any other party thereto, is in default or breach in any material respect under the terms of any such agreement and (ii) the Contribution
Agreement has not been amended, modified or terminated since June 29, 2000, and is in full force and effect.

         Section 3.13. Litigation. Except as set forth on Schedule 3.13, there is no action, suit, investigation or proceeding pending against, or to the knowledge of any Seller, threatened against, any Seller or any Company or
Subsidiary, or any of their respective properties, before any court or arbitrator or any Governmental Authority which (i) involves or would reasonably be expected to involve an award of damages in excess of $1,000,000 against any
Company or Subsidiary, (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this
Agreement or (iii) would reasonably be expected to result in injunctive or equitable relief that would have a Material Adverse Effect.

                                       29

         Section 3.14. Compliance with Laws and Court Orders. Except as set forth on Schedule 3.14, the Companies and the Subsidiaries are currently, and since January 1, 2001 have been, in compliance with all applicable laws, rules, regulations, judgments, injunctions, orders and decrees, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 3.15. Licenses and Permits. Except as set forth in Schedule
3.15, (i) the Companies and the Subsidiaries own, hold or possess adequate rights to use all material licenses, franchises, permits, certificates, approvals or other similar authorizations from Governmental Authorities affecting, or relating to, the assets or business of the Companies and the
Subsidiaries required in connection with the operation of the business of the
Companies and the Subsidiaries ("PERMITS"), (ii) all such Permits are in full force and effect in all material respects; and (iii) no material violations or, to the knowledge of the Sellers, claimed material violations are pending before any Governmental Authority with respect to such Permits.

         Section 3.16. Properties. The Companies and the Subsidiaries have good title to, or in the case of leased property and assets have valid leasehold interests in, all material property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance
Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practice. Schedule 3.16 contains a list of all material real property owned by the Companies and the
Subsidiaries. None of such owned property or assets, or leasehold interests in such property or assets, is subject to any Lien, except:

                  (a) Liens disclosed on Schedule 3.16;

                  (b) Liens disclosed on the Balance Sheet or notes thereto;

                  (c) Liens for Taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith;

                  (d) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith;

                  (e) Liens incurred in the ordinary course of business since the Balance Sheet Date; and

                  (f) Liens which do not materially interfere with the present use or otherwise materially detract from the value of such property or assets

                                       30

         (paragraphs (a)-(f) of this Section 3.16 are, collectively, the
         "PERMITTED LIENS").

         Section 3.17. Intellectual Property. (a) Schedule 3.17(a) contains a list of all material Intellectual Property Rights owned by any Company or
Subsidiary ("COMPANY INTELLECTUAL PROPERTY RIGHTS") that have been issued or registered or are the subject of a pending application for issuance or registration.

         (b) Except as set forth on Schedule 3.17(b), all of the registrations and applications for registration of the Company Intellectual Property Rights are recorded in the name of the applicable Company or Subsidiary, and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their validity and are enforceable.

         (c) Except as set forth on Schedule 3.17(c), the Companies and the
Subsidiaries own, are licensed or otherwise have the right to use all Company
Intellectual Property Rights free and clear of any Liens, and to the knowledge of any Seller, the use of such Company Intellectual Property Rights is not in conflict with and does not infringe upon, misappropriate or otherwise violate the rights of others in any material respect.

         (d) Schedule 3.17(d) sets forth a list of all material licenses, sublicenses and other agreements to which any Company or Subsidiary is a party and pursuant to which any material Intellectual Property Right is licensed (i)
by any Company or Subsidiary to any Person (other than any Company or
Subsidiary) or (ii) by any Person (other than any Company or Subsidiary) to any
Company or Subsidiary. Each such license is in full force and effect and no
Company or Subsidiary or, to the knowledge of any Seller, the other party thereto, is in default in any material respect of its obligations thereunder.

         (e) Except as set forth on Schedule 3.17(e), no Company Intellectual
Property Right is subject to any outstanding judgment, injunction, order, decree or agreement materially restricting the use or licensing thereof by any Company or Subsidiary.

         (f) Except as set forth on Schedule 3.17(f), to the knowledge of any
Seller, no Person has infringed, misappropriated or otherwise violated the
Company Intellectual Property Rights in any material respect.

         Section 3.18. Insurance Coverage. The Sellers have made available to
Buyer a list of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Companies and the Subsidiaries. All such policies are valid and in full force and effect and, except as set forth in Schedule 3.18, no written notice of cancellation or termination has

                                       31

been received by any Seller or any Company or Subsidiary with respect to any such policy. All premiums due under such policies have been paid.

         Section 3.19. Finders' Fees. Except for UBS Securities LLC, Rohatyn
Associates LLC and HSBC CCF, whose fees will be paid by the Sellers or an
Affiliate of the Sellers, there is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of the Sellers or any
Company or Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

         Section 3.20. Employee Benefit Plans. (a) Schedule 3.20(a) contains a list of each material Employee Plan. "EMPLOYEE PLAN" shall mean (i) each
"employee benefit plan", as defined in Section 3(3) of ERISA, (ii)each employment, change in control, severance or similar contract, agreement, plan arrangement or policy with or covering any director or executive officer of any
Company or Subsidiary and any payments in connection therewith which shall be required solely as a result of the transactions contemplated by this Agreement, and (iii) each other plan, policy, agreement or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of cash or equity-based incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, change in control benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered, sponsored or contributed to by any Company or any of their respective ERISA Affiliates and covers any current or former employee, director or consultant of any Company or
Subsidiary and with respect to which any Company or Subsidiary has any present or future liability. With respect to each material Employee Plan, the Sellers or the Companies have made available to Buyer an accurate copy (or, to the extent no such copy exists, an accurate description), together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Form
990, if applicable, prepared in connection with any such plan or trust any related trust agreement or other funding instrument, a summary of any contemplated material amendments or changes anticipated to be made to such material Employee Plans at any time within the twelve months immediately following the date hereof and, for the most recent plan year, audited financial statements and actuarial reports (if applicable). The Sellers or the Companies shall make all other Employee Plans available to Buyer no later than 20 days prior to the Closing Date. Schedule 3.20(a) contains a list of each material
Employee Plan which is maintained outside the jurisdiction of the United States or that covers employees residing or working outside the United States (the
"FOREIGN BENEFIT PLANS").

                                       32

         (b) Except as set forth and quantified on Schedule 3.20(b), as of
December 31, 2002, the fair market value of the assets of each Employee Plan subject to Title IV of ERISA (other than a "multiemployer plan," as defined below) (a "TITLE IV PLAN") (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of the pension benefit obligations accrued under such Title IV Plan calculated pursuant to FAS No. 87. No
"accumulated funding deficiency," as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. No "reportable event," within the meaning of Section 4043 of ERISA, other than a "reportable event" that is not material to the Companies and the Subsidiaries taken as a whole, and no event described in Section 4062 or
4063 of ERISA, has occurred in connection with any Employee Plan. Neither any
Company nor any ERISA Affiliate of the Companies has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or incurred, or reasonably expects to incur prior to the Closing Date, (i) any liability under Title IV of
ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or
(ii) any liability under Section 4971 of the Code that in either case could become a liability of any Company or Subsidiary or Buyer or any of its ERISA
Affiliates after the Closing Date.

         (c) None of the Companies, any ERISA Affiliate of the Companies or any
predecessor thereof contributes to, or has in the past five years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA nor do any of the Companies or any ERISA Affiliate of the Companies have any liabilities under such a plan that remain unsatisfied.

         (d) Each Employee Plan which is intended to be qualified under Section
401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and neither Company is aware of any reason why any such determination letter should be revoked or not be reissued. The
Companies have made available to Buyer copies of the most recent Internal
Revenue Service determination letters with respect to each such Employee Plan.
Each Employee Plan has been established and maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Companies of any material excise taxes under Sections 4972, 4975, 4976,
4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. Except as set forth on
Schedule 3.20(d), all contributions made to the

                                       33

Employee Plans intended to be qualified under Section 401(a) of the Code have been deductible by the Companies under the Code.

         (e) Except as set forth and quantified in Schedule 3.20(e), none of the
Companies or Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of any Company or Subsidiary, except as required to avoid excise tax under Section 4980B of the Code.

         (f) With respect to any Employee Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Sellers, threatened, (ii) no written communication has been received from the Pension Benefit Guaranty Corporation
(the "PBGC") in respect of any Employee Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or
other governmental agencies are pending or, to the knowledge of the Sellers, threatened (including, without limitation, any routine requests for information from the PBGC).

         (g) Except as set forth and quantified in Schedule 3.20(g), no Employee
Plan exists that, solely as a result of the execution of this Agreement or the transactions contemplated by this Agreement, would result in the increase, acceleration or provision of any payments, benefits or other rights to any employee of any Company or Subsidiary which amounts could become a liability of such Company or Subsidiary or Buyer. There is no contract, plan or arrangement covering any employee or former employee of any Company or Subsidiary that, individually or collectively, could give rise to payment of any amount that would not be deductible under Section 280G or 4999 of the Code.

         (h) All Foreign Benefit Plans have been established and maintained in material compliance with their terms and all applicable statutes, laws, orders, rules and regulations of any controlling governmental authority or instrumentality. Except as set forth in Schedule 3.20(h), all Foreign Benefit
Plans that are required to be funded are fully funded and, with respect to the
Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Subsidiary entity in the ordinary course consistent with past practice and in accordance with applicable accounting practices and procedures.

                                       34

         Section 3.21. Environmental Matters. Except as disclosed on Schedule
3.21 and except as to matters that would not reasonably be expected to have a
Material Adverse Effect:

                  (a) no written notice, request for information, order,
         complaint or penalty has been received by any Seller, Affiliate of
         Seller, Company or Subsidiary, and there are no judicial,
         administrative or other actions, suits or proceedings pending or threatened which allege a violation of or liability under any
         Environmental Laws, in each case relating to any Company or Subsidiary;

                  (b) each Company and Subsidiary has all environmental permits necessary for its operations to comply with all applicable
         Environmental Laws and is, and since January 1, 2001 has been, in compliance with the terms of such permits and with all other applicable
         Environmental Laws;

                  (c) there has been no written environmental audit conducted since January 1, 2000 by any Seller or any Company or Subsidiary of any
         property currently owned or leased by any Company or Subsidiary which has not been made available to Buyer prior to the date hereof;

                  (d) no Hazardous Substance is located at any property
         currently owned, operated or leased by any Company or Subsidiary that would reasonably be expected to give rise to any cost, liability or obligation of any Company or Subsidiary under any Environmental Laws, and no Hazardous Substance has been generated, owned or controlled by any Company or Subsidiary and transported to or released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of any Company or Subsidiary under any Environmental Laws; and

                  (e) there are no acquisition agreements entered into after
         December 31, 1996 in which any Company or Subsidiary has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to Buyer prior to the date hereof.

         Section 3.22. Employee and Labor Relations. (a) There is no material labor strike, slowdown, dispute, work stoppage, or lockout pending, or, to the knowledge of the Sellers, threatened against or otherwise affecting any Company or Subsidiary.

                                       35

         (b) To the knowledge of the Sellers, no material union organization campaign is in progress with respect to the Companies or the Subsidiaries.

         (c) Except as set forth in Schedule 3.22(c), the Companies and the
Subsidiaries have not, since January 1, 2000, taken any action relating to their employees that would constitute a "mass layoff," "mass termination" or "plant closing" within the meaning of the Worker Adjustment and Retraining Notification
Act or otherwise triggered notice requirements or liability under any U.S.
federal or state plant closing or collective dismissal law.

         (d) The Companies and the Subsidiaries are in compliance in each jurisdiction in which the Companies and the Subsidiaries have employees with all applicable laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 3.23. Product Liability. (a) Each of the products produced or sold by the Companies and the Subsidiaries since January 1, 2000 was, at the time of such production or sale, (i) in compliance with all applicable laws,
(ii) in conformity with any warranties made in any written materials accompanying such product or in connection with its sale and (iii) fit for the ordinary purpose for which such product was intended to be used, in each case, except as would not be material, individually or in the aggregate, to the
Companies and the Subsidiaries, taken as a whole.

         (b) No Company or Subsidiary has committed any act, and there has been no omission (including any design or manufacturing defect), which would reasonably be expected to result in product liability or liability for breach of warranty on the part of any Company or Subsidiary with respect to products designed, manufactured or sold by the Companies and the Subsidiaries, except as would not be material, individually or in the aggregate, to the Companies and the Subsidiaries taken as a whole.

         Section 3.24. Sufficiency of Assets. Except as set forth on Schedule
3.24, there are no assets owned by any Seller or its Affiliates, nor are there services provided to the Companies and the Subsidiaries by any Seller or its
Affiliates, that are necessary to conduct the business of the Companies and the
Subsidiaries as currently conducted in all material respects.

         Section 3.25. Indian Regulatory Approvals. Except as set forth on
Schedule 3.25, ONC has all requisite regulatory approvals from the Indian
Foreign Investment Promotion Board, the Reserve Bank of India and any other
Indian governmental authority with respect to its investment in Ondeo India.

                                       36

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Sellers that:

         Section 4.01. Existence and Power; Tax Status. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Buyer is not a corporation or association treated as a corporation for U.S. federal income tax purposes.

         Section 4.02. Authorization. The execution, delivery and performance by
Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the limited liability company powers of Buyer, and have been duly authorized by all necessary limited liability company action (including member approvals) on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except (i) as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and (ii) for limitations imposed by general principles of equity.

         Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than compliance with
(i) any applicable requirements of the HSR Act, the EC Merger Regulation and the
Canadian Competition Act; and (ii) the relevant merger control and/or foreign investment regulations in the jurisdictions listed on Schedule 4.03.

         Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the limited liability company agreement or other organizational documents of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate in any material respect any applicable law, rule, regulation, judgment, injunction, order or decree, (iii)
require any consent or other action by any Person under, constitute a material default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Buyer or to a loss of any material benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer.

                                       37

         Section 4.05. Financing. Buyer has received, and furnished to the
Sellers a copy of, the commitment letters and related agreements set forth in
Schedule 4.05 (the "COMMITMENT LETTERS") with respect to an amount of financing
(the "FINANCING AMOUNT") sufficient to pay the Purchase Price and all related fees and expenses. As of the date hereof, the Commitment Letters are in full force and effect and Buyer knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Commitment
Letters not being satisfied. The Commitment Letters constitute the entire and complete agreement between the parties thereto with respect to the financing contemplated thereby, and there are no conditions precedent or other contingencies related to the funding of the Financing Amount other than as set forth in the Commitment Letters.

         Section 4.06. Solvency of the Companies. Immediately after giving effect to the transactions contemplated by this Agreement (including the financings to be undertaken in connection therewith), and assuming the accuracy in all material respects as of the Closing Date of the representations and warranties contained in Article 3, (i) the Companies and the Subsidiaries, taken as a whole, will not have incurred debts beyond their ability to pay such debts as they mature or become due, (ii) the then present fair salable value of the assets of the Companies and the Subsidiaries will exceed the amount that will be required to pay their probable liabilities (including the probable amount of all contingent liabilities) and their debts as they become absolute and matured,
(iii) the assets of the Companies and the Subsidiaries, in each case at a fair valuation, will exceed their respective debts (including the probable amount of all contingent liabilities) and (iv) the Companies and the Subsidiaries, taken as a whole, will not have unreasonably small capital to carry on their business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Companies and the Subsidiaries.

         Section 4.07. Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and is capable of bearing the economic risks of such investment.

         Section 4.08. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                                       38

         Section 4.09. Finders' Fees. There is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from any Seller or any of its
Affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 4.10. Sophisticated Purchaser; No Other Representations. Buyer
is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Companies and the Subsidiaries as contemplated hereunder. Buyer has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary.
Buyer acknowledges that each Seller makes no representation or warranty except as expressly set forth in this Agreement.

                                   ARTICLE 5
                            COVENANTS OF THE SELLERS

         The Sellers agree that:

         Section 5.01. Conduct of the Companies. Except as disclosed on Schedule
5.01, from the date hereof until the Closing Date, the Sellers shall cause each
Company and Subsidiary to conduct its business in the ordinary course consistent with past practice (including, without limitation, collecting receivables and paying or otherwise satisfying obligations and liabilities on a timely basis as they become due in the ordinary course of business and consistent with past practice) and to use its reasonable efforts to preserve intact its assets, business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed on Schedule 5.01 or as otherwise expressly contemplated by this Agreement, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), the Sellers will not permit any
Company or Subsidiary to take any of the following actions:

         (a) amend (i) any term of any outstanding security of any Company or
(ii) any material term of any outstanding security of any Subsidiary;

         (b) repurchase, redeem or otherwise acquire directly or indirectly any outstanding shares of capital stock or other securities of any Company or
Subsidiary;

                                       39

         (c) issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of capital stock or other securities of any Company, Subsidiary or Minority Held Entity (other than any such issuance, sale, transfer, pledge, disposition or encumbrance to or in favor of any other Company or Subsidiary effected with the prior written consent of Buyer, which shall not be unreasonably withheld);

         (d) incur, assume or guarantee any Indebtedness, other than (i) trade accounts payable, (ii) short-term working capital financing and (iii) any obligation for the deferred purchase price of property or services, in each case, incurred in the ordinary course of business consistent with past practices;

         (e) mortgage or pledge any shares of capital stock of any Company,
Subsidiary or Minority-Held Entity or any material assets of any Company or
Subsidiary, or create or suffer to exist any material Lien thereupon;

         (f) make any loan, advance or capital contribution to or investment in any Person in excess of $1,000,000, other than (i) loans, advances or capital contributions to or investments in any Company or Subsidiary or loans or advances to any Seller or its Affiliates effected with the prior written consent of Buyer, which shall not be unreasonably withheld and (ii) loans or advances to employees for payment of business expenses in the ordinary course of business consistent with past practice;

         (g) acquire or create a new Subsidiary or invest in a new Minority-Held
Entity or acquire material assets or property from any other Person, or sell, lease, license or otherwise dispose of any material assets or property, other than in the ordinary course of business consistent with past practice;

         (h) make any change to any method of accounting or accounting practice of any Company or Subsidiary except for any such change required by reason of a concurrent change in generally accepted accounting principles or change its auditors;

         (i) except as required by generally accepted accounting principles, revalue in any material respect any of its assets, including without limitation writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

         (j) (i) increase the compensation of any present or former director, officer or employee of any Company or Subsidiary (except (x) as required by applicable law, (y) in the ordinary course of business consistent with past practice or (z) for the payment of accrued or earned but unpaid bonuses); (ii)
grant any

                                       40

severance or termination pay to any present or former director, officer or employee of any Company or Subsidiary (other than in the ordinary course of business consistent with past practice); (iii) loan or advance any money or other property to any officer of any Company or Subsidiary (other than loans or advances for payment of business expenses in the ordinary course of business consistent with past practice); (iv) except as required by law, establish, adopt, amend or terminate any Employee Plan or any plan, agreement, arrangement or policy that, if it were in existence on the date hereof, would be an Employee
Plan, except that the Companies and the Subsidiaries may amend any such existing
Employee Plan to the extent that such amendment would not result in more than a de minimis increase in the costs or liabilities under such plan; (v) increase the funding obligation or contribution rate of any Title IV Plan (other than consistent with past practice or as required by applicable law); (vi) grant any equity or equity-based awards; or (vii) cause or permit to occur an acceleration of contributions under Section 8 of the Contribution Agreement or otherwise make any employer contributions to the Profit Sharing Plan in excess of the minimum required contribution amounts pursuant to the Contribution Agreement.

         (k) other than in the ordinary course of business consistent with past practice, (i) make or rescind, or permit to be made or rescinded, any material
Tax election with respect to any Company or Subsidiary or amend any material
Return, (ii) change any of its material methods of reporting income or deductions for Tax purposes, (iii) compromise, or permit to be compromised, any material Tax liability of any Company or any Subsidiary material to the
Companies and the Subsidiaries or (iv) issue a waiver to extend the period of limitations for the payment or assessment of any Tax;

         (l) settle or compromise any material action, suit, litigation or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any Governmental Authority or in any arbitral or similar proceeding;

         (m) amend its certificate of incorporation or bylaws (or similar constituent documents);

         (n) split, combine, subdivide or reclassify its outstanding shares of capital stock or declare, set aside or pay any dividend or other distribution payable in stock or property (or any other form except for cash) with respect to its capital stock, or declare or set aside any dividend or distribution, the payment date for which is after the Closing Date or that would render any
Subsidiary insolvent, leave it with unreasonably small capital or otherwise not be permitted by applicable law or contractual obligations;

                                       41

         (o) enter into or adopt a plan or agreement of recapitalization, reorganization, merger or consolidation or adopt a plan of complete or partial liquidation or dissolution;

         (p) enter into or amend (i) any agreement with any director or executive officer of any Seller or any of its Affiliates or (ii) any agreement that is, or if entered into prior to the date hereof would have been, required to be disclosed pursuant to Section 3.12(a); or

         (q) agree or commit to do any of the foregoing.

         Section 5.02. Access to Information. (a) From the date hereof until the
Closing Date, the Sellers will, subject to existing confidentiality obligations owed to third parties, (i) give, and will cause each Company and Subsidiary to give, Buyer, its counsel, financial advisors and providers of financing, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Companies and the Subsidiaries and to the books and records of the Sellers relating to the Companies and the Subsidiaries,
(ii) furnish, and will cause the Companies and the Subsidiaries to furnish, to
Buyer, its counsel, financial advisors and providers of financing, auditors and other authorized representatives such financial and operating data and other information relating to the Companies and the Subsidiaries as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Sellers, the Companies and the Subsidiaries to cooperate with
Buyer in its investigation of the Companies and the Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of any Seller or any
Company or Subsidiary.

         (b) On and after the Closing Date, the Sellers will afford promptly to
Buyer and its agents reasonable access to its books of account, financial and other records (including, without limitation, accountant's work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to any Company or Subsidiary; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of the Sellers. Buyer shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

         (c) Notwithstanding Sections 5.02(a) and 5.02(b), Buyer shall not have access to (i) any books and records, data or other information the disclosure of which could, in the Sellers' good faith opinion, result in the loss of attorney-client privilege with respect to such books and records, data or other information, (ii)

                                       42

any books and records, data or other information the disclosure of which could, in the Sellers' good faith opinion, cause any Seller or any Company or
Subsidiary to violate any laws or regulations or any contracts or instruments to which any Seller or any Company or Subsidiary is a party or to which any of its assets is subject, or (iii) personnel records of the Companies and the
Subsidiaries relating to individual performance or evaluation records, medical histories or other information the disclosure of which could, in the Sellers'
good faith opinion, subject any Company or Subsidiary to risk of liability.

         Section 5.03. Notices of Certain Events. The Sellers shall promptly notify Buyer of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any Governmental
         Authority in connection with the transactions contemplated by this
         Agreement;

                  (c) any actions, suits, claims, investigations or proceedings commenced relating to any Seller or any Company or Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13; and

                  (d) the occurrence or non-occurrence of any event that would or would reasonably be expected to result in the failure of any condition contained in Article 10 to be satisfied or that would render any of the representations or warranties of the Sellers contained herein to not be true and correct if made as of the Closing Date.

         Section 5.04. Cooperation in Financing. (a) Prior to the Closing, the
Sellers shall, and shall cause the Companies and the Subsidiaries to, reasonably cooperate, and request the auditors of the Companies and the Subsidiaries to reasonably cooperate, with Buyer and Buyer's auditors in connection with the financing of the transactions contemplated by this Agreement. The cooperation requested of the auditors of the Companies and the Subsidiaries shall include providing consent to Buyer to prepare and use their audit reports relating to the Companies and the Subsidiaries and, at the cost of Buyer, to provide any necessary "comfort letters". In furtherance of and not in limitation of the foregoing, the Sellers shall cause the Companies and the Subsidiaries to prepare and deliver to Buyer certain financial and other information as described in this Section 5.04.

                                       43

         (b) Without limiting Section 5.04(a), prior to the Closing, the Sellers shall cause appropriate management and other employees of the Companies and the
Subsidiaries (including, without limitation, the chief financial officer, controller, treasurer and general counsel of ONC), and Buyer shall cause its appropriate officers and employees, and each of Buyer and Seller shall request their respective accountants, advisors, counsel and other representatives, to cooperate and participate in good faith in meetings, conference calls, drafting sessions, due diligence sessions, management presentation sessions, roadshow rehearsals, sales force presentations and sessions with rating agencies, including a "kick-off" organizational meeting to take place during the week of
September 8, 2003, as reasonably requested by Buyer and/or its advisors in order to obtain the financing for the transactions contemplated by this Agreement.
Such cooperation shall also include arranging for senior officers of the
Companies and the Subsidiaries to provide reasonable and customary management and legal representations to auditors and to provide reasonable assistance with the preparation of business projections, offering memoranda, private placement memoranda, prospectuses and similar documents. In furtherance of and not in limitation of the foregoing, the Sellers shall, and shall cause the Companies and the Subsidiaries to, use reasonable best efforts to prepare and deliver to
Buyer initial drafts of the following sections of an offering memorandum for the
Companies and the Subsidiaries: (i) no later than September 24, 2003, (A) a
"Description of the Business" section, (B) a "Description of Property" section, and (C) a "Legal Proceedings" section, and (ii) no later than October 3, 2003, a
"Management's Discussion and Analysis of Financial Condition and Results of
Operations" section for each of (A) the Companies and the Subsidiaries for the year ended December 31, 2001 and December 31, 2002 and for the six-month periods ended June 30, 2002 and June 30, 2003 and (B) ONC and its Subsidiaries for the
years ended December 31, 2000, 2001 and 2002. Buyer and the Sellers shall use reasonable best efforts to ensure that an offering memorandum including the foregoing sections, prepared in accordance with customary practices for an offering under Rule 144A and, to the extent practicable, compliant with the provisions of Securities and Exchange Commission Regulation S-K, will be completed as promptly as practicable but no later than October 22, 2003.

         (c) The Sellers shall cause the Companies and the Subsidiaries to prepare and deliver to Buyer the following information no later than October 15,
2003:

                  (i) the 2001 Financial Statements, without footnotes;

                  (ii) a letter of Ernst & Young to the effect that, with
         respect to the 2002 Audited Financial Statements, in their opinion such financial statements comply as to form in all material respects with the applicable accounting requirements of the Securities Act of 1933
         (assuming that the

                                       44

         Ondeo Nalco Group were a public reporting company) and the related published rules and regulations;

                  (iii) (A) a schedule in the form attached hereto as Schedule
         5.04(c)(iii) reflecting the calculation of EBIT, EBITDA, Pro Forma
         EBITDA and Pro Forma Adjusted EBITDA of the Ondeo Nalco Group for each of the calendar years 2001 and 2002 and the twelve-month period ended
         June 30, 2003 ("LTM") (the "ADJUSTED EBITDA SCHEDULE") and (B) a letter of Ernst & Young to the effect that (1) they have agreed the amounts shown in the Adjusted EBITDA Schedule to (as applicable) the audited or reviewed combined financial statements of the Ondeo Nalco Group or (to the extent that is not possible) to the accounting records of the Ondeo
         Nalco Group for the relevant period or (to the extent that is not possible) to schedules prepared by the Ondeo Nalco Group, (2) nothing has come to their attention as a result of the agreed-upon procedures that caused them to believe that the pro forma adjustments in 2002 have not been properly applied to the historical amounts in accordance with the applicable requirements of Article 11 of Regulation S-X and (C)
         they have proved the arithmetic accuracy of the calculation of EBIT,
         EBITDA, Pro Forma EBITDA and Pro Forma Adjusted EBITDA as reflected on the Adjusted EBITDA Schedule.

                  (iv) a combination schedule in the form attached hereto as
         Schedule 5.04(c)(iv) (the "COMBINATION SCHEDULE") for each of the years ended December 31, 2002 and December 31, 2001 of (A) the audited consolidated statements of income and the calculation of EBITDA of ONC and its Subsidiaries for each such year, (B) the unaudited statement of income and calculation of EBITDA for each such year of all of the other companies and businesses that are part of the Ondeo Nalco Group but whose results are not included within such ONC statements of income
         (the "NON-ONC RESULTS"), (C) eliminating entries in respect of the results of those companies and businesses that are not part of the
         Ondeo Nalco Group but whose results are included within such ONC statements of income and (D) adjusting entries in respect of intercompany transactions and reclassifications; and

                  (v) a letter of Ernst & Young to the effect that, with respect to the Combination Schedule, (A) they have agreed the amounts shown in the columns included in the Combination Schedule for each of the years ended December 31, 2002 and December 31, 2001 to (x) in the case of the column representing audited consolidated statements of income of ONC and its Subsidiaries, to the related audited consolidated statements of income or cash flows, and (y) in the case of the amounts shown in the other columns included in the Combination Schedule (other than the last

                                       45

         column), to the accounting records of the Ondeo Nalco Group or, to the extent that is not possible, to schedules prepared by the Ondeo Nalco
         Group, and (B) they have proved the arithmetic accuracy of the numbers included in the last column of the Combination Schedule for each of the years ended December 31, 2002 and December 31, 2001.

         (d) The Sellers shall cause the Companies and the Subsidiaries to prepare and deliver to Buyer, no later than October 22, 2003, (i) the June
Financial Statements reviewed by Ernst & Young pursuant to SAS 100 (the
"REVIEWED JUNE FINANCIAL STATEMENTS") and (ii) a letter of Ernst & Young (the
"JUNE COMFORT LETTER") to the effect that, with respect to the June Financial
Statements, they have performed a review of such financial statements in accordance with SAS 100, and nothing has come to their attention that caused them to believe that (A) any material modifications should be made to such financial statements for them to be in conformity with GAAP or (B) such financial statements do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act of 1933 (assuming that the Ondeo Nalco Group were a public reporting company) and the related published rules and regulations.

         (e) No later than October 30, 2003, the Sellers shall deliver to Buyer capsule financial information for the nine months ending September 30, 2003 in a form reasonably requested by Buyer as would enable Buyer to include in an offering memorandum such disclosure as would customarily be included in a
"Recent Developments" section of a securities offering document with respect to a recently completed interim period as to which complete unaudited interim financial statements that have been reviewed in accordance with SAS 100 are not yet available but as to which preliminary financial information is available.
Such information will be accompanied by a letter of Ernst & Young to the effect that, based on agreed-upon procedures, they have agreed the amounts included in such information to the accounting records of the Ondeo Nalco Group.

         (f) No later than November 15, 2003, if the Closing has not occurred before such date, the Sellers will deliver to Buyer (i) the September Financial
Statements reviewed by Ernst & Young pursuant to SAS 100 (the "REVIEWED
SEPTEMBER FINANCIAL STATEMENTS") and (ii) a letter of Ernst & Young (the
"SEPTEMBER COMFORT LETTER") to the effect that they have performed a review of such financial statements as described in SAS 100, and nothing has come to their attention that caused them to believe that (A) any material modifications should be made to such financial statements for them to be in conformity with GAAP or
(B) such financial statements do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act of 1933
(assuming that Ondeo Nalco Group were a public reporting company) and the related published rules and regulations.

                                       46

         (g) The Sellers will deliver to Ernst & Young customary management representation letters as may be required in connection with the delivery of the letters of Ernst & Young described in this Section 5.04. It is understood and agreed that this Section 5.04 shall not require that a separate Ernst & Young letter be provided with respect to each set of financial statements or other financial information required to be delivered pursuant hereto, and that any such letter may cover several sets of such financial statements or other financial information.

         Section 5.05. ESOP Contribution Agreement; SAP License Agreement. (a)
Prior to the Closing, the Sellers shall cause Suez to (i) execute, effective as of the Closing Date, a guarantee (the "GUARANTEE") in favor of the Northern
Trust Company, as trustee under the Contribution Agreement (the "TRUSTEE"), satisfactory to the Trustee, for the purpose of not having the acceleration of the contributions under Section 8 of the Contribution Agreement occur in connection with or as a result of the transactions contemplated by this
Agreement, of all the outstanding obligations and liabilities of ONC under the
Contribution Agreement dated November 2, 1999 between Nalco Chemical Company and the Trustee (as amended on June 29, 2000, the "CONTRIBUTION AGREEMENT"), and
(ii) enter into an agreement with ONC, effective as of the Closing (the
"REIMBURSEMENT AGREEMENT"), substantially in the form attached hereto as Exhibit
B. Sellers shall use reasonable efforts (which shall not involve the payment of any consideration) to obtain from the Trustee an acknowledgement that the
Guarantee provides support acceptable to the Trustee for these purposes.

         (b) The Sellers shall take all action necessary under Section 2.7 of the Software End-User License and Maintenance Agreement dated as of November 13,
2002 between SAP France S.A. and Suez (the "SAP LICENSE AGREEMENT") to transfer to the Companies and the Subsidiaries, effective no later than the Closing, a number of users not less than the number of such users to which the Companies and the Subsidiaries are currently entitled thereunder, without payment of any additional license fees, subject to the terms and conditions set forth therein.
The Sellers shall comply with their obligations under Section 2.7 of the SAP
License Agreement and, prior to the Closing, shall cause the Companies and the
Subsidiaries to use their reasonable efforts to negotiate in good faith annual maintenance fees to be paid by the Companies and the Subsidiaries under the SAP
License Agreement following the Closing and during the remaining term of the SAP
License Agreement. The Companies and the Subsidiaries shall not enter into any agreement with respect to such future maintenance fees without the prior written consent of Buyer.

         Section 5.06. Resignations. Prior to the Closing, the Sellers shall deliver evidence reasonably satisfactory to Buyer of the resignation, effective as of the Closing, of such directors and officers of each of the Companies and the Subsidiaries as Buyer shall request in writing at least 15 business days prior to the

                                       47

Closing. The Sellers shall take such action as is necessary to have the individuals designated by Buyer (no later than 15 business days prior to the
Closing) elected as directors and appointed as officers of each of the Companies and the Subsidiaries, effective immediately following the Closing.

         Section 5.07. Elimination of Indebtedness. The Sellers shall take appropriate actions so that the Companies and the Subsidiaries are released from all guarantees of Indebtedness and any other obligations of any Seller or any of its Affiliates at or prior to the Closing. Except as mutually agreed by Buyer and the Sellers prior to the Closing, the Sellers shall cause all obligations of the Companies, the Subsidiaries or the Minority-Held Entities of the type described in clause (i) of the definition of "Indebtedness" in Section 1.01 (to the extent that the creditors in connection therewith have recourse to any of the Companies or the Subsidiaries) to be fully discharged no later than the
Closing, without any liability to the Companies and the Subsidiaries, directly or indirectly, after Closing.

         Section 5.08. Delivery of Books and Records. The Sellers shall use their reasonable best efforts to ensure that all of the books and records of the
Companies and the Subsidiaries are either held by the Companies or the
Subsidiaries or delivered to the Buyer on the Closing Date.

         Section 5.09. Insurance Policies. (a) Except as set forth in this
Section 5.09, coverage of the Companies and the Subsidiaries under all insurance policies of the Sellers and their Affiliates shall cease as of the Closing Date.

         (b) To the extent requested by Buyer, the Sellers and their Affiliates shall use their reasonable best efforts to ensure that the Companies and the
Subsidiaries shall continue to have coverage under each insurance policy set forth on Schedule 5.09 (each a "SPECIFIED POLICY") in accordance with the terms and conditions thereof until the later of (i) the expiration date specified on
Schedule 5.09 with respect to such policy (the "POLICY EXPIRATION DATE") and
(ii) the Closing Date.

         (c) In the case of any Specified Policy that is a "claims made basis"
policy, from the Closing Date until the Policy Expiration Date (or the expiration of any applicable extended reporting period or "tail") of such policy
(if later than the Closing Date), and in the case of any Specified Policy that is an "occurrence basis" policy, after the Closing Date, the Sellers and their
Affiliates will use their reasonable efforts to assist the Companies and the
Subsidiaries in asserting claims for any loss, liability or damage suffered by any Company or Subsidiary after the Closing with respect to any incident or event occurring prior to the later of the Closing and the Policy Expiration Date of such Specified Policy, to the extent such loss, liability or damage is covered by the terms of such Specified Policy; provided that (i) all of the
Sellers' and their Affiliates' reasonable out-of-pocket

                                       48

costs and expenses incurred in connection with the foregoing are promptly paid by Buyer as directed by the Sellers, (ii) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, and (iii) such claims will be subject to exhaustion of per claim and applicable limits. None of the Sellers or their
Affiliates will bear any liability for the failure of an insurance carrier to pay any claim under any Specified Policy.

         (d) On or before 30 days prior to the Closing, the Sellers shall make available to Buyer copies of all Specified Policies.

         Section 5.10. No Shop. The Sellers shall not, and shall cause the
Companies and the Subsidiaries and their respective Affiliates, directors, officers and employees not to, and shall use their reasonable best efforts to cause their representatives or agents not to, do any of the following, directly or indirectly, with any third party (other than with Buyer regarding the transactions contemplated by this Agreement): (i) discuss, negotiate, authorize, assist, participate in, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of (A) a material amount of the business or assets of or (B) any capital stock of or other equity interest in, the Companies and the Subsidiaries (any such transaction, an "ACQUISITION TRANSACTION"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers from any third party in respect of an Acquisition Transaction, or (iii) furnish or cause to be furnished to any third party any information concerning the business, operations, properties or assets of the Companies or any of the
Subsidiaries in connection with an Acquisition Transaction.

         Section 5.11. Sublease. (a) Immediately prior to the execution of the
Sublease Agreement, the Sellers shall cause a subsidiary of Suez designated by
Suez (the "SUBLEASE SUBSIDIARY") and ONC to enter into an Assignment and
Assumption Agreement of Lease (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"),
pursuant to which ONC will assign its obligations in connection with the Lease
Agreement to the Sublease Subsidiary.

         (b) The Sellers and their Affiliates and Buyer shall negotiate in good faith a mutually acceptable sublease agreement between Sublease Subsidiary and
ONC containing the terms set forth on Exhibit C hereto (the "SUBLEASE
AGREEMENT"), to be entered into immediately prior to the Closing.

         Section 5.12. Termination of Receivables Purchase Facility. On or prior to the Closing, the Sellers shall effect the termination of the Receivables
Purchase Facility and effect the release of all Liens in connection therewith, it being

                                       49

understood that such termination and release may be conditioned upon the occurrence of the Closing.

         Section 5.13. OIS Transfer. Prior to the Closing, the Seller shall cause ONC to transfer all of the limited liability company interests it owns, directly or indirectly, in Ondeo Industrial Solutions LLC ("OIS") to an
Affiliate of the Seller such that OIS shall not be a Company, Subsidiary or
Minority-Held Entity as of the Closing.

         Section 5.14. Compliance with Laws Of India. The Sellers and their
Affiliates shall comply in all material respects, and perform in all material respects all of their obligations under and resulting from, any order or other requirement imposed on any of them by the Securities and Exchange Board of India
("SEBI") or any other Indian Governmental Authority, including, without limitation, the SEBI Order, dated as of April 9, 2003, or any order or other obligations resulting from any appeal thereof; provided that nothing in this
Section 5.14 shall prevent Suez and its Affiliates from pursuing any appeal of any such order or other requirement.

         Section 5.15. Noncompetition. Prior to the Closing, the Sellers shall cause Suez to execute the Noncompetition Agreement and deliver it to Buyer at the Closing.

                                   ARTICLE 6
                               COVENANTS OF BUYER

         Buyer agrees that:

         Section 6.01. Access. (a) Buyer will cause each Company and Subsidiary, on and after the Closing Date, to afford promptly to the Sellers and their agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit the Sellers to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by the Sellers shall not unreasonably interfere with the conduct of the business of Buyer. The Sellers will hold, and will use their best efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning any Company or Subsidiary provided to it pursuant to this Section, except to the extent that such information can be shown to have been (i) in the public domain through no fault of the Sellers or (ii) later lawfully acquired by the Sellers from sources other than Buyer or any Company or Subsidiary.

                                       50

         (b) Notwithstanding Section 6.01(a), the Sellers may disclose the tax treatment and tax structure of the transactions contemplated by this Agreement
(including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information). Moreover, notwithstanding any other provision of this Agreement, there shall be no limitation on the Sellers'
ability to consult any tax adviser, whether or not independent from the Sellers or their Affiliates, regarding the tax treatment or tax structure of the transactions contemplated by this Agreement.

     Section 6.02. Solvency of the Companies. Buyer shall furnish or cause to be furnished to the Sellers copies of any solvency opinions or similar materials obtained from third parties in connection with the financing of the transactions contemplated by this Agreement, to the extent contractually permitted by the issuer of such opinion. Buyer shall use reasonable efforts to cause the firms issuing any such solvency opinions to allow the Sellers to rely thereon;
provided that no material fee or expense is associated with obtaining such reliance.

    Section 6.03. Notices of Certain Events. The Buyer shall promptly notify the
Sellers of the occurrence or non-occurrence of any event that would or would reasonably be expected to result in the failure of any condition contained in
Article 10 to be satisfied or that would cause any of their representations or warranties contained herein to not be true and correct if made as of the Closing
Date.

                                   ARTICLE 7
                       COVENANTS OF BUYER AND THE SELLERS

         Buyer and the Sellers agree that:

         Section 7.01. Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Buyer and each Seller will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The Sellers and
Buyer agree, and the Sellers, prior to the Closing, and Buyer, after the
Closing, agree to cause each Company and Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Without limiting the foregoing, Buyer will use its reasonable efforts to obtain the financing contemplated by Section 10.02(b), or alternative financing on substantially comparable or more

                                       51

favorable terms, as promptly as practical, and such reasonable efforts shall include acceptance of any changes requested by the applicable financing sources in the terms and conditions of such financing pursuant to any "market flex"
provisions specifically set forth in any agreement or understanding entered into by Buyer, or to which Buyer is a party, in connection with the Commitment
Letters. The Sellers acknowledge and agree that Buyer shall have the right to seek to obtain a portion of such financing through a placement of notes pursuant to Rule 144A under the Securities Act of 1933; provided, however, that Buyer will use its reasonable efforts to ensure that Buyer will be entitled, if such placement is not completed by December 31, 2003, to promptly consummate the financing in accordance with the terms and conditions set forth in the
Commitment Letters, subject to satisfaction or waiver of all other conditions set forth therein and in Article 10 of this Agreement (it being understood and agreed that such reasonable efforts shall include working in good faith with the financing sources so as to complete all definitive documentation relating to such financing prior to such date). Buyer shall not, without the prior written consent of the Sellers, amend, modify or supplement (i) any of the conditions or contingencies to funding contained in the Commitment Letters or (ii) any other provision of the Commitment Letters to the extent such amendment, modification or supplement would have the effect of amending, modifying or supplementing any condition or contingency to funding or would otherwise be in a manner adverse to the interests of the Sellers.

         Section 7.02. Certain Filings. (a) The Sellers and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required (including, without limitation, under applicable Antitrust Laws), or any actions, consents, approvals, clearances or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information to the other party or to any Governmental
Authority reasonably required in connection therewith (including making the filings in the jurisdictions listed in Schedule 4.03 on a timely basis) and using their respective reasonable best efforts to obtain any such actions, consents, approvals, clearances or waivers (including, without limitation, seeking early termination of applicable waiting periods).

         (b) Buyer and each Seller shall use its reasonable best efforts to cooperate in all respects with each other, and to keep the other party informed in all material respects with respect to any communication given or received, in connection with any filing, submission, investigation or proceeding relating to the transactions contemplated hereby. Subject to Section 7.07, the parties to this Agreement shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as each other party may

                                       52

reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including the HSR Act, the EC
Merger Regulations and any other applicable international laws, statutes or regulations.

         (c) Buyer and the Sellers agree to take all actions reasonably necessary to make the filings required of Buyer and the Sellers under applicable
Antitrust Laws or any other filing required by any Governmental Authority pursuant to applicable law or regulation with respect to the transactions contemplated hereby as promptly as practicable and in any event (x) with respect to filings pursuant to the HSR Act, the Canadian Competition Act and the
Antitrust Laws of Brazil, within 15 business days of the date hereof and (y)
with respect to filings under the EC Merger Regulation and the Antitrust Laws of
Mexico, within 20 business days of the date hereof, and to supply as promptly as practicable, and in any event within 5 business days of the receipt of any request therefor, any additional information and documentary or other material that may be requested pursuant to any such Antitrust Law or Governmental
Authority. Buyer and the Sellers further agree not to withdraw their respective
Notification and Report Form or to otherwise extend the time for review of the transaction without the other party's prior written consent.

         (d) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any
Antitrust Law, Buyer and the Sellers shall use their reasonable best efforts promptly to resolve such objections. In furtherance of the foregoing, Buyer shall, and shall cause its Affiliates to, take all reasonable action, including agreeing to hold separate or to divest any of the businesses or properties or assets of Buyer or any of its Affiliates (including, following the Closing, any of the Companies and/or Subsidiaries), as may be required (i) by the applicable
Governmental Authority in order to resolve such objections as such Governmental
Authority may have to such transactions under any Antitrust Law, or (ii) by any domestic or foreign court or other tribunal, in any action or proceeding brought by a private party or Governmental Authority challenging such transactions as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement; provided that Buyer shall not be required to take any such action to the extent such action would have a material adverse effect on the business or assets of Buyer and its Affiliates, taken as a whole.

         Section 7.03. Public Announcements; Confidentiality. (a) The parties agree to reasonably consult with each other before issuing any press release or

                                       53

making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by applicable law or any listing agreement with any national or foreign securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         (b) Subject to any disclosure required by applicable law or regulation
(whether in connection with the filings to be made pursuant to this Agreement or otherwise) or any listing agreement with any national or foreign securities exchange, the parties hereto agree to keep this Agreement (including the schedules and exhibits hereto) confidential.

         Section 7.04. Intercompany Accounts. Except as set forth on Schedule
7.04, all intercompany accounts between any Seller or its Affiliates, on the one hand, and any Company or Subsidiary, on the other hand, shall be paid in full in cash on or prior to the Closing. Except as set forth in Schedule 7.04, any agreements between any Seller or its Affiliates, on the one hand, and any
Company or Subsidiary, on the other hand, shall be terminated at or prior to the
Closing.

         Section 7.05. Transitional Use of Trademarks and Tradenames;
Cooperation. (a) Following the Closing, the Companies and the Subsidiaries shall have the right to use the trademarks and tradenames set forth on Schedule 7.05
(the "SELLER TRADEMARKS AND TRADENAMES") or any words or logos used by the
Companies and the Subsidiaries prior to the Closing that are confusingly similar thereto, for the time period set forth with respect thereto on Schedule 7.05
(the "TRANSITIONAL PERIOD"), as, or as part of, a corporate name, tradename, trademark, service mark, domain name or other source indicator, without obligation to pay royalties to the Sellers or their Affiliates, so long as such use is in a substantially similar manner and to a similar extent as such Seller
Trademarks and Tradenames were used by the Companies and the Subsidiaries prior to the Closing. For the avoidance of doubt, the Seller Trademarks and Tradenames do not include the names "Nalco" or "Calgon" or any trademarks, registrations or applications thereto (the "NALCO/CALGON TRADEMARKS"), and nothing contained in this Section 7.05 or any other provision of this Agreement shall restrict in any manner Buyer or any of its Affiliates' (including the Companies and the
Subsidiaries) use of, and right to, the Nalco/Calgon Trademarks after the
Closing.

         (b) From and after the expiration of the Transitional Period, the
Companies and the Subsidiaries shall (i) cease all use of the Seller Trademarks and Tradenames and (ii) destroy, return or remove the Seller Trademarks and
Tradenames from all stationery, signs, billboards, vehicles and other places and media in which they appear; provided that Buyer and its Affiliates (including the Companies and the Subsidiaries) shall not be required to destroy equipment,

                                       54

technology or inventory bearing the Seller Trademarks and Tradenames if to do so would be unreasonably expensive.

         (c) Nothing contained in this Section 7.05 or any other provision of this Agreement shall restrict the Sellers from using or licensing others to use the Seller Trademarks and Tradenames; provided that from and after the Closing
Date, Sellers shall not (i) use the name "Ondeo Nalco" or any other words, names or logos substantially similar thereto (the "ONDEO NALCO TRADEMARKS") except during the Transitional Period, (ii) license others the right to use the Ondeo
Nalco Trademarks, or (iii) use for any purpose, or have any right to, the
Nalco/Calgon Trademarks.

         (d) During the Transitional Period, the Sellers, Buyer and the
Companies and Subsidiaries shall (and shall cause their Affiliates to) cooperate reasonably in establishing hypertext links, legends or other notices informing and directing third parties who visit each other's respective Internet web sites of the location of the respective Internet web sites of the other parties. The
Sellers, Buyers and the Companies and the Subsidiaries shall, at their own expense, cooperate in good faith to resolve technical and other issues with respect to the above and otherwise to direct consumer traffic properly and efficiently among their respective web sites during the Transitional Period.

         (e) During the Transitional Period, and at the expense of the Companies and the Subsidiaries, the Sellers shall (and shall cause their Affiliates to)
cooperate reasonably to the extent necessary to transfer, protect, secure and vest good and valid title to the Companies and their Subsidiaries in the Company
Intellectual Property Rights.

         Section 7.06. Ondeo India. The Sellers and Buyer agree, and the Sellers agree to cause Suez and its Affiliates, at the request of Buyer, to cooperate in requesting that the SEBI permit the consolidation of all offers for the shares of Ondeo India required under Indian law or regulation or other local listing obligation to be made by the Sellers or their Affiliates, on the one hand, and
Buyer and its Affiliates, on the other hand, whether such requirement arises in connection with a prior failure to comply with Indian law or regulation or with this Agreement.

         Section 7.07. Confidentiality. (a) Prior to the Closing Date and after any termination of this Agreement, Buyer acknowledges that the confidential information being provided to it by Sellers and the Companies remains subject to the terms of a confidentiality agreement dated April 9, 2003 between Blackstone
Management Associates IV L.L.C. and UBS Warburg LLC (the "CONFIDENTIALITY
Agreement"). At Closing, the Sellers agree to cause themselves and their
Affiliates to assign to Buyer all of their rights pursuant to any confidentiality

                                       55

agreement entered into in connection with the process of selling the Companies and the Subsidiaries (to the extent permitted by such confidentiality agreements). Following the Closing Date, the Sellers and their Affiliates, will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Companies and the Subsidiaries, except to the extent that such information can be shown to have been in the public domain through no fault of the Sellers and their Affiliates; provided that Seller may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement (or its rights and obligations hereunder), so long as such Persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially.
Seller shall be responsible for any failure to treat such information confidentially by such Persons. The obligation of the Sellers hereunder to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

         (b) Notwithstanding Section 7.07(a), the parties may disclose the tax treatment and tax structure of the transactions contemplated by this Agreement
(including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information). Moreover, notwithstanding any other provision of this Agreement, there shall be no limitation on the parties'
ability to consult any tax adviser, whether or not independent from the parties, regarding the tax treatment or tax structure of the transactions contemplated by this Agreement.

                                   ARTICLE 8
                                   TAX MATTERS

         Section 8.01. Tax Representations. The Sellers represent and warrant to
Buyer that, except as set forth on Schedule 8.01, (i) all Tax returns, statements, reports and forms (collectively, the "RETURNS") material to the
Companies and the Subsidiaries, taken as a whole, that are required to be filed
(giving effect to any and all extensions or waivers) with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, any Company or Subsidiary have been, or will be, timely filed on or before the Closing Date; (ii) except for Tax liabilities set forth in the calculation of Final Working Capital, the Companies and the Subsidiaries have timely paid all Taxes shown as due and payable on the Returns that have been filed; (iii) the Returns

                                       56

that have been filed are true, correct and complete in all material respects;
(iv) the charges, accruals and reserves for Taxes (other than any reserves for deferred Taxes established solely to reflect temporary differences between book and tax income) with respect to the Companies and the Subsidiaries reflected on the Balance Sheet of the Companies and the Subsidiaries are adequate to cover
Tax liabilities material to the Companies and the Subsidiaries, taken as a whole, accruing through the end of the last period for which the Companies and
Subsidiaries ordinarily record items on their respective books and records; (v)
there is no action, suit, proceeding, investigation, audit or claim material to the Companies and the Subsidiaries, taken as a whole, now proposed or pending against or with respect to any Company or Subsidiary in respect of any Tax; (vi)
each Company and Subsidiary has complied in all material respects with all applicable laws relating to the withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over; (vii) no Company or Subsidiary is required to include in income any material adjustment pursuant to Section 481(a) of the Code (or any similar provision of any other applicable law) by reason of voluntary change in accounting method initiated by any Company or Subsidiary, and no Taxing
Authority has proposed any such adjustment or change in accounting method;
(viii) there are no outstanding material Tax Liens that have been filed by any
Taxing Authority against any property or assets of any Company or Subsidiary or against any Intellectual Property Right of any Company or Subsidiary, except for
Liens for current Taxes that are not yet due or payable; (ix) no Company or
Subsidiary has executed or entered into a material closing agreement pursuant to
Section 7121 of the Code or any predecessor provision thereof or any similar provision of law; (x) none of the Companies nor any Subsidiary has distributed stock of another person or had its stock distributed by another person in a transaction that was purported to be governed in whole or in part by Sections
355 or 361 of the Code; (xi) to the knowledge of Sellers neither ONC nor its
U.S. Subsidiaries have been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of applicable law) other than the affiliated group the common parent of which is or was Ondeo North America Inc. or ONC or any group which consists solely of two or more Companies or Subsidiaries and has no material liability for the Taxes of any Person (other than a member of he consolidated group of corporations the common parent of which is or was Ondeo North America Inc. or
ONC) under Treasury Regulations ss. 1.1502-6 (or any similar provision of applicable law), as a transferee or successor, by contract or otherwise; and
(xii) to the knowledge of Sellers, all transactions the nondisclosure of which, individually or in the aggregate, could give rise to a substantial understatement of U.S. federal income tax (within the meaning of Section 6662 of the Code) have been

                                       57

adequately disclosed on the Returns of the Companies and Subsidiaries in
accordance with Section 6662(d)(2)(B) of the Code.

         Section 8.02. Tax Returns. (a) The Sellers shall prepare and file, or cause to be prepared and filed, all Federal Consolidated Tax and Combined Tax
Returns with respect to the Companies or any of their Subsidiaries for any
Pre-Closing Tax Period. Sellers will prepare all such returns in accordance with past practices of the Companies and the Subsidiaries.

         (b) Buyer shall prepare and file, or cause to be prepared and filed, all Returns with respect to the Companies or any of their Subsidiaries for
Pre-Closing Tax Periods that are required to be filed on or after the Closing
Date, other than Returns required to be prepared and filed by the Sellers pursuant to Section 8.02(a). Unless otherwise required by applicable law, Buyer shall prepare such Returns in accordance with the past practices of the
Companies and their Subsidiaries. The Sellers shall have the right to review and approve each Return (such approval not to be unreasonably withheld) required to be prepared and filed by Buyer pursuant to this Section 8.02(b) prior to the filing thereof. Buyer shall make any changes reasonably requested by the Sellers with respect to any such Return.

         (c) Buyer shall prepare and file, or cause to be prepared and filed, all Returns with respect to the Companies or any of their Subsidiaries for
Straddle Periods and shall provide the Sellers a statement setting forth the allocation of liability for Taxes shown on such Returns between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle
Period beginning after the Closing Date in accordance with Section 8.04 hereof.
Unless otherwise required by applicable law, Buyer shall prepare such Returns in accordance with the past practices of the Companies and their Subsidiaries. The
Sellers shall have the right to review and approve such Returns and such allocation statement and to consent to the filing of any such Returns, which approval and consent shall not be unreasonably withheld.

         (d) Buyer shall prepare and file, or cause to be prepared and filed, all Returns with respect to the Companies or any of their Subsidiaries for any
Post-Closing Tax Period.

         Section 8.03. Payment of Taxes. (a) The Sellers shall pay, or cause to be paid, all Taxes shown on the Returns required to be filed by the Sellers pursuant to Section 8.02(a) hereof on or prior to the due date for payment thereof.

         (b) Buyer shall pay, or cause to be paid, all Taxes shown as due on each Return required to be filed by Buyer pursuant to Section 8.02(b) hereof on or prior to the due date for payment thereof. Except (i) in the case of
Non-

                                       58

Consolidated Income Tax Returns and (ii) to the extent taken into account in the calculation of Final Working Capital, the Sellers shall pay, no later than three days prior to the due date for each such Return, to or at the direction of
Buyer, an amount equal to all such Taxes shown as due on such Return (it being understood that Sellers shall not be required to pay Buyer or the relevant
Company or Subsidiary for any Taxes previously paid by Sellers or the relevant
Company or Subsidiary prior to the Closing (including, for example, by way of payment of estimated Taxes)).

         (c) Buyer shall pay, or cause to be paid, all Taxes shown as due on each Return required to be filed by Buyer pursuant to Section 8.02(c) hereof on or prior to the due date for payment thereof. Except (i) in the case of
Non-Consolidated Income Tax Returns and (ii) to the extent taken into account in the calculation of Final Working Capital, the Sellers shall pay, no later than three days prior to the due date for each such Return, to or at the direction of
Buyer, an amount equal to all such Taxes that relate to the portion of the
Straddle Period ending on the Closing Date (it being understood that Sellers shall not be required to pay Buyer or the relevant Company or Subsidiary for any
Taxes previously paid by Sellers or the relevant Company or Subsidiary prior to the Closing (including, for example, by way of payment of estimated Taxes)). The portion of such Taxes required to be reimbursed by the Sellers pursuant to this
Section 8.03(c) shall be determined in the manner set forth in Section 8.04 hereof.

         (d) On June 30 and December 31 of each year, beginning on June 30, 2004
(each such date a "TRUE-UP DATE", and each period ending on a True-Up Date, a
"TRUE-UP PERIOD"), Buyer shall provide to Sellers a schedule (each, a "LIABILITY
TRUE-UP SCHEDULE") setting forth, with respect to the Non-Consolidated Income
Tax Returns filed by Buyer pursuant to Section 8.02(b) and Section 8.02(c)
during the True-Up Period ending on such True-Up Date:

                  (i) the sum of (A) in the case of Returns for Pre-Closing Tax
         Periods, the aggregate amount of the liabilities for Taxes, if any, shown on such Returns, and (B) in the case of Returns for Straddle
         Periods, the aggregate amount of Tax liabilities, if any, that relate to the portion of the Straddle Period ending on the Closing Date, as determined pursuant to Section 8.04 (such sum, the "AGGREGATE TAX
         LIABILITY AMOUNT"), and

                  (ii) the aggregate Tax liability, if any, with respect to such
         Returns taken into account in the calculation of Final Working Capital
         (the "AGGREGATE LIABILITY ACCRUAL AMOUNT").

For avoidance of doubt, the calculations of the Aggregate Tax Liability Amount and the Aggregate Liability Accrual Amount shall in each case include the effect of any amounts paid by Sellers or the relevant Company or Subsidiary, or any of

                                       59

their respective Affiliates, prior to the Closing in respect of the relevant
Taxes (including, but not limited to, payments of estimated Taxes) to the extent reflected on a Return or taken into account in the calculation of Final Working
Capital. Each Liability True-Up Schedule delivered by Buyer shall be accompanied by such supporting detail as is reasonably required to permit Sellers to determine the accuracy and completeness of the amounts shown on such Schedule.

         If Sellers disagree with the amounts and calculations set forth on the
Liability True-Up Schedule, Sellers may, within 15 days after delivery of the
Liability True-Up Schedule, deliver a written notice (a "SECTION 8.03(D)
NOTICE") to Buyer disagreeing with such amounts and calculations and specifying in reasonable detail those amounts and calculations with which Sellers disagree and the basis for such disagreement. Sellers and Buyer shall, during the 15-day period following delivery of such Section 8.03(d) Notice, use their reasonable best efforts to resolve such disagreement. If Sellers and Buyer are unable to resolve such disagreement, they shall promptly retain the Accounting Referee to resolve such dispute, and shall use their reasonable best efforts to cause the
Accounting Referee to resolve such dispute within 15 days following such retention. The Accounting Referee's determinations with respect to the disputed items on the Liability True-Up Schedule shall be final and binding on the
Sellers and Buyer. Within 5 days after (i) if Sellers do not deliver a Section
8.03(d) Notice, the expiration of the 15-day period following delivery of the
Liability True-Up Schedule, or (ii) if Sellers do deliver a Section 8.03(d)
Notice, the date on which the Sellers and Buyer agree on such Liability True-Up
Schedule or the date on which the Accounting Referee's delivers its written determinations with respect to the disputed items on the True-Up Schedule:

                  (A) Sellers shall pay to Buyer the excess, if any, of the
         Aggregate Tax Liability Amount over the Aggregate Liability Accrual
         Amount, or

                  (B) Buyer shall pay to Sellers the excess, if any, of the
         Aggregate Liability Accrual Amount over the Aggregate Tax Liability
         Amount,

in each case as set forth on the Liability True-Up Schedule as delivered by
Buyer and adjusted to reflect the mutual agreement of Sellers and Buyer or the determinations, if any, made by the Accounting Referee with respect thereto.

         (e) On each True-Up Date, Buyer shall provide to Sellers a schedule
(each, a "REFUND TRUE-UP SCHEDULE") setting forth, with respect to the
Non-Consolidated Income Tax Returns filed by Buyer pursuant to Section 8.02(b)
and Section 8.02(c) during the True-Up Period ending on such True-Up Date:

                                       60

                  (i) the sum of (A) in the case of Returns for Pre-Closing Tax
         Periods, the aggregate amount of the refunds of Taxes, if any, shown on such Returns, and (B) in the case of Returns for Straddle Periods, the aggregate amount of refunds for, or overpayments of, Taxes, if any, that relate to the portion of the Straddle Period ending on the Closing
         Date, as determined pursuant to Section 8.04 (such sum, the "AGGREGATE
         REFUND AMOUNT"), and

                  (ii) the aggregate refunds for, or overpayments of, Taxes, if any, with respect to such Returns taken into account in the calculation of Final Working Capital (the "AGGREGATE REFUND ACCRUAL AMOUNT").

For the avoidance of doubt, the calculations of the Aggregate Refund Amount and the Aggregate Refund Accrual Amount shall in each case include the effect of any amounts paid by Sellers or the relevant Company or Subsidiary, or any of their respective Affiliates, prior to the Closing in respect of the relevant Taxes
(including, but not limited to, payments of estimated Taxes) to the extent reflected on a Return or taken into account in the calculation of Final Working
Capital. Each Refund True-Up Schedule delivered by Buyer shall be accompanied by such supporting detail as is reasonably required to permit Sellers to determine the accuracy and completeness of the amounts shown on such Schedule.

         If Sellers disagree with the amounts and calculations set forth on the
Refund True-Up Schedule, Sellers may, within 15 days after delivery of the
Refund True-Up Schedule, deliver a written notice (a "SECTION 8.03(E) NOTICE")
to Buyer disagreeing with such amounts and calculations and specifying in reasonable detail those amounts and calculations with which Sellers disagree and the basis for such disagreement. Sellers and Buyer shall, during the 15-day period following delivery of such Section 8.03(e) Notice, use their reasonable best efforts to resolve such disagreement. If Sellers and Buyer are unable to resolve such disagreement, they shall promptly retain the Accounting Referee to resolve such dispute within 15 days following such retention. The Accounting
Referee's determinations with respect to the disputed items on the Refund
True-Up Schedule shall be final and binding on the Sellers and Buyer. Within 5 days after (i) if Sellers do not deliver a Section 8.03(e) Notice, the expiration of the 15-day period following delivery of the Refund True-Up
Schedule, or (ii) if Sellers do deliver a Section 8.03(e) Notice, the date the
Sellers and Buyer agree on such Refund True-Up Schedule or the date on which the
Accounting Referee delivers its written determination with respect to the disputed items on the Refund True-Up Schedule:

         (A) Buyer shall pay to Sellers the excess, if any, of the Aggregate
         Refund Amount over the Aggregate Refund Accrual Amount, or

                                       61

         (B) Sellers shall pay to Buyer the excess, if any, of the Aggregate
         Refund Accrual Amount over the Aggregate Refund Amount,

in each case as set forth on the Refund True-up Schedule as delivered by Buyer and adjusted to reflect the mutual agreement of Sellers and Buyer or the determination, if any, made by the Accounting Referee with respect thereto.

         Section 8.04. Allocation of Tax Liability. (a) For purposes of this
Article, unless otherwise required by a Final Determination, the parties hereto agree to allocate Tax items between Pre-Closing Tax Periods and Post-Closing Tax
Periods that end and begin, respectively, on the Closing Date on the basis of a
"closing of the books" on the Closing Date. For the avoidance of doubt, the parties hereto agree that neither party will make a ratable allocation election under Treasury Regulation Section 1.1502-76(b)(2)(ii) or any similar provision of state, local or foreign law.

         (b) For purposes of this Article, in the case of any Taxes that are imposed with respect to a Straddle Period on a periodic basis, the portion of such Tax related to the portion of such Tax period ending on and including the
Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the
Closing Date and was therefore subject to Section 8.04(a). All determinations necessary to give effect to the allocation set forth in the foregoing clause (y)
shall be made in a manner consistent with prior practice of the Companies and the Subsidiaries.

         (c) For purposes of Section 8.04(a) and (b), in accordance with
Treasury Regulation 1.1502-76 and any analogous provision of state, local or foreign law, any Tax related to an extraordinary transaction, other than any transaction expressly contemplated by this Agreement, that occurs on the Closing
Date after the Closing shall be allocated to the Post-Closing Tax Period.

         Section 8.05. Tax Covenants. (a) Buyer covenants that, except as otherwise expressly provided in this Agreement or required by applicable law, it will not cause or permit any Company, Subsidiary or Affiliate (i) to take any action (other than any 338(g) Elections) on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any
Tax liability or reduce any Tax Asset of the Seller Group or give rise to any loss of

                                       62

any Seller or the Seller Group under this Agreement, (ii) to make any election or deemed election under Section 338 of the Code or any comparable provision under applicable law other than any election under Section 338(g) of the Code or any comparable provision of applicable law with respect to the NIS Subsidiaries
(a "338(G) ELECTION"), (iii) to make or change any Tax election, amend any
Return or take any Tax position on any Return in each case with respect to a
Pre-Closing Tax Period or (iv) to take any action, or enter into any transaction, merger or restructuring with respect to a Post-Closing Tax Period
(or portion of a Straddle Period beginning after the Closing Date), intentionally and with the actual knowledge of one or more senior managers of such Company, Subsidiary or Affiliate (as the case may be) that such action, transaction, merger or restructuring would result in any increased Tax liability or reduction of any Tax Asset of any Seller or the Seller Group in respect of any Pre-Closing Tax Period or portion of any Straddle Period ending on the
Closing Date. For purposes of this Section 8.05(a) and Section 8.05(d), Buyer shall be obligated to indemnify Sellers in respect of any reduction of a Tax
Asset only as and when Sellers would otherwise have realized an actual reduction in cash Taxes to be paid but for the reduction of such Tax Asset.

         (b) Buyer shall promptly pay or cause to be paid to the relevant Seller or its relevant Affiliate all refunds of Taxes and interest thereon received by
Buyer or any Company or Subsidiary attributable to Taxes paid by any Seller or any Company or Subsidiary (or any predecessor or Affiliates of any Seller) with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, in each case, except (i) in respect of Other Taxes, to the extent such Tax refunds are taken into account in the calculation of
Final Working Capital, (ii) in respect of Non-Consolidated Income Taxes, to the extent in excess of the refund or overpayment taken into account in the determination of an Aggregate Refund Amount under Section 8.03(e), or (iii)
arise from the carryback of any Tax attribute arising in a Post-Closing Tax
Period (or portion of a Straddle Period beginning after the Closing Date)
provided that, Buyer shall not be obligated to pay Sellers for any such refund if such refund (together with any related refunds) is for an amount of $150,000 or less. Upon the reasonable request of Sellers, Buyer and its Affiliates agree to file all Returns (including amended Returns) or other documents claiming any such refunds to which Sellers are entitled pursuant to the preceding sentence.

         (c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Shares (including any real property transfer Tax and any similar Tax) shall be borne and paid 50% by Buyer and 50% by Sellers.

         (d) Buyer agrees to indemnify and hold harmless the Sellers and their
Affiliates against (i) any Tax incurred or suffered by any Seller or any of its

                                       63

Affiliates, to the extent resulting from a breach of any covenant made by Buyer contained in this Article 8, (ii) any Tax of any Company or Subsidiary relating to a Post-Closing Tax Period (or portion of a Straddle Period beginning after the Closing Date) and, subject to Sections 8.03(d) and 8.03(e), any Tax taken into account (and to the extent) in the calculation of Final Working Capital, and any liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses), arising out of or incident to the imposition, assessment or assertion of any Tax described in clause (i) or (ii) above provided that, Buyer shall not be liable for any (A) such Tax to the extent resulting from a breach of Section 8.05(f)
hereof and (B) any single claim (together with any related claims) with respect to Taxes indemnified pursuant to Section 8.05(d) which results in a Loss of
$150,000 or less (and such claims shall not be aggregated for purposes of
Section 8.05(d) unless such claims are related). The Sellers agree to give prompt notice to Buyer of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought under this
Section 8.05(d). Buyer may participate in any such suit, action or proceeding at its own expense and the parties hereto shall cooperate in the defense or prosecution thereof. If Buyer's indemnification obligation under this Section
8.05(d) arises in respect of an adjustment which makes allowable to a Seller or any of its Affiliates any deduction, amortization, exclusion from income or other allowance (a "TAX BENEFIT") which would not, but for such adjustment, be allowable then the Sellers shall pay to Buyer the amount by which such Tax
Benefit actually reduces in cash the amount of Tax that the Sellers or their
Affiliates would have been required to pay (or actually increases in cash the amount of Tax refund to which the Sellers would have been entitled) but for such adjustment. For purposes of determining the amount of any payment due to Buyer pursuant to this Section 8.05(d), the Sellers shall be deemed to use all other
Tax Benefits of the Sellers and their Affiliates (to the extent that such Tax
Benefits are entitled to be used under applicable Tax law) prior to the use of any Tax Benefits in respect of which Sellers are obligated to pay Buyer hereunder. If, subsequent to any such payment, there shall be a Final
Determination which results in a disallowance or a reduction of such Tax
Benefit, Buyer shall repay to the Sellers, within 5 days of such event any amount that would not have been payable to Buyer pursuant to this Section
8.05(d) had the amount of such Tax Benefit been determined in light of such event.

         (e) Buyer shall have the right to make, or cause to be made, timely and irrevocable 338(g) Elections. Each of the Sellers and Buyer shall, and shall cause their respective Affiliates to take no position contrary thereto, except to the extent required pursuant to a Final Determination.

         (f) Sellers covenant that from the date hereof until the Closing Date, except as otherwise expressly provided in this Agreement or required by applicable law, they will not cause or permit any Company, Subsidiary or

                                       64

Affiliate to take any action, or enter into any transaction, merger or restructuring intentionally and with the actual knowledge of one or more senior managers of the Sellers or such Company, Subsidiary or Affiliate (as the case may be) that such action, transaction, merger or restructuring would result in any increased Tax liability or reduction of any Tax Asset of any Company or
Subsidiary in respect of any Post-Closing Tax Period (or portion of any Straddle
Period beginning after the Closing Date). For purposes of this Section 8.05(f), a reduction in any Tax Asset shall be deemed to occur only as and when Buyer would otherwise have realized an actual reduction in cash Taxes to be paid but for the reduction of such Tax Assets.

         Section 8.06. Tax Sharing. Any and all existing Tax sharing agreements between any Company or Subsidiary and any member of the Seller Group shall be terminated as of the Closing Date. After such date, none of the Companies or
Subsidiaries, or the Sellers or their Affiliates, shall have any further rights or liabilities thereunder. This Agreement shall be the sole such Tax sharing agreement relating to any Company or Subsidiary for all Pre-Closing Tax Periods
and Straddle Periods.

         Section 8.07. Cooperation on Tax Matters. Buyer and the Sellers agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Companies and the Subsidiaries as is reasonably necessary for the filing of any return (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.
Buyer and the Sellers agree to retain or cause to be retained all books and records pertinent to the Companies and the Subsidiaries until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. Buyer agrees to use its reasonable efforts to cause the Companies and the Subsidiaries to give the Sellers reasonable notice prior to transferring, discarding or destroying any such books and records relating to a Pre-Closing Tax Period and, if the Sellers so request, cause the Companies and the Subsidiaries to allow the
Sellers to take possession of such books and records. Buyer and the Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving the Companies and the Subsidiaries for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

         Section 8.08. Tax Assets. Buyer agrees to carryforward any Tax Asset of the Companies and their Subsidiaries arising in any Post-Closing Tax Period (or

                                       65

portion of a Straddle Period beginning after the Closing Date) to the extent permitted by applicable law.

         Section 8.09. Indemnification by the Sellers. (a) The Sellers hereby indemnify Buyer and, after the Closing, the Companies and the Subsidiaries, against and agree to hold them harmless from any (i) to the extent Sellers have not previously made a payment in respect thereof pursuant to Section 8.03(b) or
Section 8.03(c) hereof, Tax of any Company or Subsidiary relating to a
Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing
Date), (ii) any and all Tax losses of any Person relating to a Pre-Closing Tax
Period (or portion of a Straddle Period ending on the Closing Date) imposed on any Company or Subsidiary, pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation or any Tax sharing agreement or similar arrangement, as a transferee or successor, by contract or otherwise; (iii) any Tax losses based upon, attributable to or resulting from any breach of any covenants made by Sellers in this Article 8,
(iv) any indemnity payment due to the Owner Participant pursuant to the Tax
Indemnity Agreement (a such term is defined in the Participation Agreement)
entered into in connection with the ONC Sale/Leaseback and any indemnity payment due to any Tax Indemnitee (as such term is defined in the Participation
Agreement) pursuant to Section 10.2 (General Tax Indemnity) of the Participation
Agreement, in either case to the extent such indemnity payment arises out of, is caused by, or results from any transactions contemplated by this Agreement or by the Sublease Agreement; (v) any Tax arising as a result of the sale of the
Shares of ONC and the NIS Subsidiaries pursuant to Section 2.01(a) hereof; and
(vi) liabilities, costs, and expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), arising out of or incident to the imposition, assessment or assertion of any such Tax, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case incurred or suffered by Buyer or, effective upon the Closing, any Company or
Subsidiary (the sum of (i) through (vi) being referred to as a "LOSS"); provided that the Sellers shall have no liability for the payment of any Loss to the extent resulting from a breach of Section 8.05(a) hereof, including, but not limited to, an election made or deemed made by Buyer under Section 338 of the
Code or any comparable provision of applicable law (other than any 338((g)
Elections); and provided, further, that the Sellers shall be obligated to make payments to Buyer pursuant to this Section 8.09, (i) in respect of Other Taxes, only to the extent that the cumulative amount that would otherwise be payable by the Sellers pursuant to this Section 8.09(a) (notwithstanding this proviso)
exceeds the amount of the provisions for Other Tax liabilities taken into account in the calculation of Final Working Capital less all payments made by
Sellers pursuant to Sections 8.03(b) and 8.03(c) hereof and (ii) in respect of
Non-Consolidated Income Taxes, only to the extent in excess of the Tax liability in respect thereof taken into account in the determination of an

                                       66

Aggregate Tax Liability Amount under Section 8.03(d); and provided further, that no Seller shall be liable for any single claim (together with any related claims) with respect to Tax indemnified pursuant to this Section 8.09(a) which results in a Loss of $150,000 or less (and such claims shall not be aggregated for purposes of this Section 8.09(a) unless such claims are related).

         (b) If the Sellers' indemnification obligation under this Section 8.09 arises in respect of an adjustment which makes allowable to Buyer or, effective upon the Closing, any Company or Subsidiary any Tax Benefit which would not, but for such adjustment, be allowable, then Buyer shall, or shall cause the applicable Company or Subsidiary to, pay to the Sellers the amount by which such
Tax Benefit actually reduces in cash the amount of Tax that Buyer, the Companies or the Subsidiaries would have been required to pay (or actually increases in cash the amount of Tax refund to which Buyer or any Company or Subsidiary would have been entitled) but for such adjustment. For purposes of determining the amount of any payment due to the Sellers pursuant to this Section 8.09(b), the
Companies and the Subsidiaries shall be deemed to use all other Tax Benefits of the Companies or the Subsidiaries (to the extent that such Tax Benefits are entitled to be used under applicable Tax law) prior to the use of any Tax
Benefits in respect of which Buyer is obligated to pay the Sellers hereunder.
If, subsequent to any such payment, there shall be a Final Determination which results in a disallowance or a reduction of such Tax Benefit, the Sellers shall repay to Buyer, within 5 days of such event any amount that would not have been payable to Sellers pursuant to this Section 8.09(b) had the amount of such Tax
Benefit been determined in light of such event.

         (c) Unless otherwise provided for herein, any payment by the Sellers pursuant to this Section 8.09 shall be made not later than 30 days after receipt by the Sellers of written notice from Buyer stating that any Loss has been paid by Buyer or, effective upon the Closing, any Company or Subsidiary and the amount thereof and of the indemnity payment requested.

         (d) If any notice of audit, claim or demand (including any requests for information, IDRs or similar preliminary administrative action) relating to
Taxes (a "TAX PROCEEDING") in respect of which indemnity may be sought pursuant to this Section 8.09 is asserted in writing against Buyer or, effective upon the
Closing, any Company or Subsidiary, pertaining to such Taxes, Buyer shall notify the Sellers of such notice, claim or demand within 10 days of receipt thereof, or such earlier time that would allow the Sellers to timely respond to such claim or demand, and shall give the Sellers such information with respect thereto as the Sellers may reasonably request. The failure to so notify the
Sellers shall relieve the Buyer of its obligations hereunder, but only to the extent that such failure shall have adversely prejudiced the Sellers. The
Sellers may discharge, at any time, their indemnification obligation under this
Section 8.09 arising from such Tax

                                       67

Proceeding, calculated on the date of such payment assuming that the Taxing
Authority would be successful with respect to the matters asserted in such Tax
Proceeding. The Sellers may, at their own expense, participate in and, upon notice to Buyer, assume the defense of any such Tax Proceeding. If the Sellers assume such defense, the Sellers shall have the sole discretion as to the conduct of such defense provided that the Sellers shall not settle any claim that may have a material effect in a Post-Closing Tax Period without the consent of Buyer, not to be unreasonably withheld. Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Sellers. Whether or not the Sellers choose to defend or prosecute any claim, (i) all of the parties hereto shall cooperate in the defense or prosecution thereof and (ii) Buyer shall not settle any Tax Proceeding or pay any tax in respect of which indemnity may be sought pursuant to this Section 8.09 without the Sellers' prior written consent, not to be unreasonably withheld.

         Section 8.10. Purchase Price Adjustment. Unless otherwise required by applicable law, any amount paid by the Sellers or Buyer under Article 8 or
Article 11 will be treated as an adjustment to the Purchase Price.

         Section 8.11. No Duplicate Liability. Neither party will be liable for a Tax under this Article 8 more than once.

                                   ARTICLE 9
                                EMPLOYEE BENEFITS

         Section 9.01. Employee Benefits. (a) Buyer shall and shall cause the
Companies and the Subsidiaries to: (i) until December 31, 2004, subject to applicable law, provide (x) to each employee of the Companies and the
Subsidiaries who is an employee thereof as of the Closing Date (the "TRANSFERRED
EMPLOYEE") base salary and cash bonus opportunities that are substantially comparable in the aggregate to those provided to the Transferred Employee immediately prior to the Closing Date and (y) to the Transferred Employees
employee benefits (other than equity-based compensation and benefits provided pursuant to supplemental, non-qualified pension and retirement arrangements)
that are substantially comparable, in the aggregate, to those provided to the
Transferred Employees immediately prior to the Closing Date, provided that this clause (i) shall not apply to any employees represented by a union or employee association for purposes of collective bargaining and, (ii) until December 31,
2004, subject to applicable law, continue, without any change adverse to the
Transferred Employees, each severance plan, arrangement or policy identified in
Schedule 9.01.

                                       68

         (b) Each Transferred Employee will receive, or will not forfeit, service credit for all periods of employment with a Company or Subsidiary or any predecessor thereof prior to the Closing Date to the same extent and for all purposes under any employee benefit plan in which such employee participates after the Closing Date, to the extent that such service was recognized under any analogous plan of such Company or Subsidiary in effect immediately prior to the
Closing Date; provided that any benefit of a Transferred Employee under any defined benefit pension plan of Buyer or any of its Affiliates may be reduced to the extent such benefit is duplicative of the benefit provided to such
Transferred Employee under a defined benefit plan covering such employee prior to the Closing Date.

         (c) If on or after the Closing Date, any Transferred Employee becomes covered under any benefit plan providing medical, dental, health, pharmaceutical or vision benefits (a "SUCCESSOR PLAN"), other than the plan in which he or she participated immediately prior to the Closing Date (a "PRIOR PLAN"), any such
Successor Plan shall not include any restrictions or limitations with respect to any pre-existing condition exclusions and actively-at-work requirements (except to the extent such exclusions or requirements were applicable under the corresponding Prior Plan), and any eligible expenses incurred by such
Transferred Employee and his or her covered dependents during the calendar year in which the Transferred Employee becomes covered under any Successor Plan shall be taken into account under any such Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during a period in which the Transferred
Employee or covered dependent was covered under a corresponding Prior Plan.

         (d) Except as otherwise specifically set forth above, nothing contained herein shall be construed as requiring Buyer or its Affiliates to continue any specific Employee Plan, or to continue the employment of any specific person;
provided that any changes Buyer or its Affiliates may make to any such Employee
Plan are permitted by the terms of the applicable Employee Plan and under any applicable law.

                                   ARTICLE 10
                              CONDITIONS TO CLOSING

         Section 10.01. Conditions to Obligations of the Parties. The
obligations of Buyer and the Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

                                       69

                  (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

                  (b) Buyer and the Sellers shall have received confirmation by way of a decision from the Commission of the European Communities under
         Regulation No. 4064/89 (with or without the initiation of proceedings under Article 6(1)(c) thereof) that the transactions contemplated hereby are compatible with the common market.

                  (c) Any applicable waiting periods under the Canadian
         Competition Act shall have expired or been terminated.

                  (d) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

                  (e) All other material actions by or in respect of or material filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained, except for any such actions or filings the failure to take, make or obtain would not be material to the Companies and the Subsidiaries, taken as a whole.

         Section 10.02. Conditions to Obligations of Buyer. The obligation of
Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

                  (a) (i) The Sellers shall have performed in all material
         respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of the Sellers contained in this Agreement and in any certificate or other writing delivered by the Sellers pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect (except to the extent any such representation or warranty requires disclosure of lists of items of a material nature or above a specified threshold), shall be true at and as of the Closing Date, as if made at and as of such date
         (except to the extent a representation or warranty is expressly made as of an earlier date, in which case such representation or warranty shall be true at and as of such date), with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse
         Effect and (iii) Buyer shall have received a certificate in the form of
         Exhibit D hereto signed by an executive officer of each Seller to the foregoing effect.

                                       70

                  (b) Subject to compliance in all material respects by Buyer with its obligations under Section 7.01, Buyer shall have obtained an amount of financing not less than the Financing Amount pursuant to the
         Commitment Letters.

                  (c) Buyer shall have received share certificates and/or
         assignment deeds for all of the Shares, and any additional shares to be purchased separately pursuant to Section 2.01(d), and all customary documents it may reasonably request relating to the existence of the
         Sellers, the Companies and the Subsidiaries and the authority of the
         Sellers for this Agreement, all in form and substance reasonably satisfactory to Buyer.

                  (d) Each Company and Subsidiary shall have been released from all guarantees of indebtedness or any other obligation of any Seller or any of its Affiliates in form and substance satisfactory to Buyer.

                  (e) Buyer shall have received a certification signed by LEO to the effect that LEO is not a "foreign person" as defined in Section
         1445 of the Code.

                  (f) Buyer shall have received (i) the Reimbursement Agreement duly executed by Suez and ONC and (ii) the Guarantee and the
         Noncompetition Agreement duly executed by Suez.

                  (g) Buyer shall have received the Sublease Agreement and the
         Assignment and Assumption Agreement duly executed by the Sublease
         Subsidiary and ONC.

         Section 10.03. Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

                  (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of
         Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true in all material respects at and as of the
         Closing Date, as if made at and as of such date (except to the extent a representation or warranty is expressly made as of an earlier date, in which case such representation or warranty shall be true at and as of such date) and (iii) the Sellers shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.

                                       71

                  (b) The Sellers shall have received all customary documents they may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to the Sellers.

                                   ARTICLE 11
                            SURVIVAL; INDEMNIFICATION

         Section 11.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith shall survive the Closing until the eighteen month anniversary of the Closing Date; provided that (i) the representations and warranties contained in Sections 3.01, 3.02, 3.06, 3.19,
4.01, 4.02 and 4.09 shall survive indefinitely, (ii) the representations and warranties contained in Section 3.21 shall survive until the third anniversary of the Closing Date, (iii) the representations and warranties contained in
Section 3.20 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later, and (iv) the representations and warranties contained in Section 8.01 (other than the representations and warranties contained in Section 8.01(vii), (viii) and (ix)) shall not survive the Closing. The covenants and agreements of the parties hereto shall survive the Closing and shall remain in full force and effect in accordance with their terms (or, if no survival period is specified herein, such covenants and agreements shall survive indefinitely). Notwithstanding the foregoing, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 11.01, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

         Section 11.02. Indemnification. (a) Each Seller hereby indemnifies
Buyer and, after the Closing, the Companies and the Subsidiaries, against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) ("DAMAGES") incurred or suffered by Buyer or, after the
Closing, any Company or Subsidiary, arising out of (i) any misrepresentation or breach of warranty contained in this Agreement (excluding Section 8.01, other than Section 8.01(vii), (viii) and (ix)) (each such misrepresentation and breach of warranty, including any claim arising in connection with any alleged inaccuracy in any certificate delivered pursuant to this Agreement, a "WARRANTY
BREACH"), (ii) breach of covenant or agreement made or to be performed by such
Seller pursuant

                                       72

to this Agreement or (iii) the matter of Kwik-N-Clean Truck Wash & Detail Center
v. Ondeo Nalco Company, No. 2001-CI-12011, Texas District Court, 57th Judicial
District and any related claims by the same plaintiff ("KWIK-N-CLEAN"); provided that with respect to indemnification by the Sellers for any Warranty Breach
(other than any Warranty Breach with respect to Sections 3.05, 3.06, 3.07 and
3.19) pursuant to this Section, (A) no Seller shall be liable unless the aggregate amount of Damages with respect to such Warranty Breaches (together with any Kwik-N-Clean Damages for which Buyer is not indemnified) exceeds
$30,000,000 and then, until the aggregate amount of Damages exceeds $60,000,000, the Sellers shall be liable for $0.50 for each $1.00 of incremental Damages, and, once the aggregate amount of such Damages exceeds $60,000,000, the Sellers shall be liable for all Damages in excess thereof (subject to clause (C)), (B)
no Seller shall be liable for any single claim or series of related claims with respect to Warranty Breaches which result in Damages of $150,000 or less (and such claims shall not be aggregated for purposes of the immediately preceding clause (A)) and (C) the Sellers' maximum liability for all such Warranty
Breaches shall not exceed $420,000,000 in the aggregate; provided further that with respect to indemnification by the Sellers for Kwik-N-Clean pursuant to this
Section, (x) no Seller shall be liable unless the aggregate amount of Damages with respect to Kwik-N-Clean exceeds $5,000,000, (y) if such Damages exceed
$5,000,000, the Sellers shall be liable for $0.50 of each $1.00 of such Damages in excess of $5,000,000 up to $10,000,000 and (z) the Sellers shall be liable for all such Damages in excess of $10,000,000. In addition, each Seller hereby indemnifies Buyer and, after the Closing, the Companies and the Subsidiaries, against and agrees to hold each of them harmless from any and all Damages incurred by any of them arising out of or otherwise relating to the failure of any Seller or any of its Affiliates to comply with applicable Indian laws or regulations or listing requirements relating to any obligation of such Seller or
Affiliates to acquire shares of Ondeo India, to the extent that such Damages relate to or arise out of pre-Closing events (excluding the transactions contemplated hereby and excluding Damages relating to or arising from any act or omission by Buyer). Each Seller also hereby indemnifies Buyer and, after the
Closing, the Companies and the Subsidiaries, against any and all Damages arising out of (i) given the termination of any contractual relationship between the
Companies and Mars & Company, any claims made by Mars & Company with respect to fees that may be owed to Mars & Company by the Companies and the Subsidiaries in
respect of any agreement or arrangement entered into prior to the Closing Date and (ii) the Acquisition Earn-outs.

         (b) Buyer hereby indemnifies each Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by such Seller or any of its Affiliates arising out of any Warranty
Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement (other than a representation, warranty, covenant or agreement

                                       73

made or to be performed pursuant to Article 8); provided that with respect to indemnification by Buyer for any Warranty Breach pursuant to this Section, (i)
Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds $30,000,000 and then, until the aggregate amount of Damages exceeds $60,000,000 Buyer shall be liable for $0.50 for each $1.00 of incremental Damages, and, once the aggregate amount of such Damages exceeds
$60,000,000, Buyer shall be liable for all Damages in excess thereof (subject to clause (iii)), (ii) Buyer shall not be liable for any single claim or series of related claims with respect to Warranty Breaches which results in Damages of
$150,000 or less (and such claims shall not be aggregated for purposes of clause
11.02(b)(i)) and (iii) Buyer's maximum liability for all such Warranty Breaches shall not exceed $420,000,000 in the aggregate.

         Section 11.03. Procedures. (a) The party seeking indemnification under
Section 11.02 (the "INDEMNIFIED PARTY") agrees to give prompt notice to the party against whom indemnity is sought (the "INDEMNIFYING PARTY") of the assertion of any claim, or the commencement of any suit, action or proceeding
("CLAIM") in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the
Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent (and only to the extent) such failure shall have adversely prejudiced the Indemnifying Party in any material respect.

         (b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party ("THIRD PARTY CLAIM") and, subject to the limitations set forth in this Section, and so long as the
Indemnifying Party acknowledges its obligation to indemnify the Indemnified
Party for Damages related to such Third Party Claim, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense.

         (c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section
11.03, (i) the Indemnifying Party shall obtain the prior written consent of the
Indemnified Party before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the
Indemnified Party shall be entitled to participate in the defense of such Third
Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified
Party; provided, however, that such Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the
Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable

                                       74

opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided further, that the
Indemnifying Party will not be required to pay for more than one such counsel in any jurisdiction for all Indemnified Parties in connection with any Third Party
Claim.

         (d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

         (e) Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 11.02.

         Section 11.04. Calculation of Damages. (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor covering
Damages in respect of which indemnification may be sought under Section 11.01.
The Indemnified Party shall use reasonable efforts to collect any amounts available under such insurance policies and from such other Person alleged to be responsible. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any
Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any such indemnification payment up to the amount received by the Indemnified
Party, net of any expenses incurred by such Indemnified Party in collecting such amount, but, in the case of amounts received under applicable insurance policies, only to the extent such payments, together with all similar amounts previously received, are in excess of the aggregate deductibles or retentions under such insurance policies.

         (b) The Indemnifying Party shall not be liable under Section 11.02 for any (i) Damages relating to any matter to the extent that the amount of such
Damages is reflected in the calculation of Final Working Capital, Final
Indebtedness or any purchase price adjustment made pursuant to Section 2.01(c),
(ii) consequential or punitive Damages (other than consequential or punitive
Damages payable to a third party in connection with a Third Party Claim) and
(iii) Damages for lost profits (other than Damages incurred in connection with a
Third Party Claim in respect of lost profits of the third party bringing such claim).

                                       75

         Section 11.05. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to
Section 11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a "POTENTIAL CONTRIBUTOR") based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential
Contributor the amount of such payment.

         Section 11.06. Exclusivity. Except as specifically set forth in this
Agreement, effective as of the Closing, Buyer waives any rights and claims Buyer may have against the Sellers, whether in law or in equity, relating to the
Companies, the Subsidiaries or the Shares or the transactions contemplated hereby. The rights and claims waived by Buyer include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, Section 8.09 and Section 11.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing herein will limit any claim based upon fraud.

                                   ARTICLE 12
                                   TERMINATION

         Section 12.01. Grounds for Termination. This Agreement may be
terminated at any time prior to the Closing:

                  (a) by mutual written agreement of the Sellers and Buyer;

                  (b) by any of the Sellers or Buyer if the Closing shall not have been consummated on or before December 31, 2003; provided that the right to terminate this Agreement pursuant to this clause 12.01(b)
         shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement shall have been the cause of, or resulted in, the failure of the
         Closing to occur on or before such date;

                  (c) by any of the Sellers or Buyer if consummation of the
         transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction;

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                  (d) by Buyer or any Seller, if Pro Forma Adjusted EBITDA for
         the LTM as set forth on the Adjusted EBITDA Schedule delivered pursuant to Section 5.04(c)(iii) shall be less than $500,000,000; provided that the right of Buyer or any Seller to terminate this Agreement pursuant to this Section 12.01(d) must be exercised within 10 business days following delivery of the Adjusted EBITDA Schedule to Buyer pursuant to
         Section 5.04(c)(iii);

                  (e) by Buyer, if the Sellers fail to deliver to Buyer (i) by
         October 22, 2003, the Reviewed June Financial Statements and the June
         Comfort Letter pursuant to Section 5.04(d) or (ii) by November 15,
         2003, the Reviewed September Financial Statements and the September
         Comfort Letter pursuant to Section 5.04(f); or

                  (f) by Buyer or any Seller if the Sellers shall have failed to deliver to Buyer by the close of business on September 4, 2003 a written certification to the effect that the Board of Directors of Suez has approved the transactions contemplated hereby.

The party desiring to terminate this Agreement pursuant to clauses (b), (c),
(d), (e) or (f) of this Section 12.01 shall give notice of such termination to the other party. In the event any Seller gives notice terminating this Agreement pursuant to Section 12.01(d), within five business days of receiving the termination notice, Buyer may by written notice to the Sellers render such termination notice null and void, in which event this Agreement will remain in full force and effect, except that the downward Purchase Price adjustment pursuant to Section 2.01(c)(i) will not exceed $160,000,000.

         Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 3.19, 4.09, 7.07 13.04, 13.06, 13.08, 13.09 and 13.10 (as
well as the provisions of this Section 12.02) shall survive any termination hereof pursuant to Section 12.01.

                                       77

                                   ARTICLE 13
                                  MISCELLANEOUS

         Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission)
and shall be given,

         if to Buyer, to:

                  Blackstone/Neptune Acquisition Company L.L.C.
                  345 Park Avenue,
                  New York, New York 10154
                  Attention: Chinh Chu
                  Fax: 212-583-5722

         with a copy to:

                  Simpson Thacher & Bartlett LLP
                  425 Lexington Avenue
                  New York, New York 10017
                  Attention:  Wilson S. Neely
                  Fax:  (212) 455-2502

         if to LEO, to:

                  Leo Holding Company
                  c/o SUEZ
                  16, rue de la Ville I'Eveque
                  75008 Paris, France
                  Attention:  General Counsel - Patrick Ouart
                  Fax:  (33)1-40-06-66-22

         with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Attention: Paul R. Kingsley, Esq.
                  Fax:  (212) 450-3800

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         if to NIS, to:

                  Nalco International S.A.S.
                  c/o SUEZ
                  16, rue de la Ville I'Eveque
                  75008 Paris, France
                  Attention:  General Counsel - Patrick Ouart
                  Fax:  (33)1-40-06-66-22

         with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Attention: Paul R. Kingsley, Esq.
                  Fax:  (212) 450-3800

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         Section 13.02. Schedules. Information disclosed pursuant to one
Schedule hereto shall suffice, without repetition or cross-reference, as a disclosure of such information in any other relevant Schedule if the disclosure in respect of such first Schedule is sufficient on its face without further inquiry reasonably to inform the reader of the information required to be disclosed in respect of such other Schedules to avoid a misrepresentation or breach under the relevant counterpart provisions of this Agreement. Unless this
Agreement specifically provides otherwise, neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so included or other items or matters, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, amount, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any Schedule hereto is intended to imply that such item

                                       79

or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

         Section 13.03. Amendments and Waivers. (a) Any provision of this
Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this
Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 13.04. Termination Fee; Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this
Agreement shall be paid by the party incurring such cost or expense.

         (b) If Buyer terminates this Agreement pursuant to Section 12.01(e)(i)
or Section 12.01(e)(ii), the Sellers shall reimburse Buyer and its Affiliates
(by wire transfer of immediately available funds), no later than five business days after such termination, for all of their reasonable out-of-pocket fees and expenses (including fees and expenses of financing sources reimbursed by Buyer)
up to $15,000,000 actually incurred by them in connection with this Agreement and the transactions contemplated hereby.

         (c) If (i) the Sellers fail to deliver to Buyer, by November 15, 2003, the Reviewed September Financial Statements and the September Comfort Letter
pursuant to Section 5.04(f), and (ii) if Buyer terminates this Agreement pursuant to Section 12.01(e)(ii), in addition to the reimbursement of expenses pursuant to Section 13.04(b), the Sellers shall pay to Buyer or one of its designated Affiliates (by wire transfer of immediately available funds), no later than five business days after such termination, a fee of $30,000,000.

         (d) If (i) the Sellers fail to deliver to Buyer (A) by October 22,
2003, the Reviewed June Financial Statements and the June Comfort Letter
pursuant to Section 5.04(d) and (B) by November 15, 2003, the Reviewed September
Financial Statements and the September Comfort Letter pursuant to Section

                                       80

5.04(f), and (ii) if Buyer terminates this Agreement pursuant to Section
12.01(e)(ii), in addition to the reimbursement of expenses pursuant to Section
13.04(b), the Sellers shall pay to Buyer or one of its designated Affiliates (by wire transfer of immediately available funds), no later than five business days after such termination, a fee of $60,000,000.

         (e) If Buyer or any Seller terminates this Agreement pursuant to
Section 12.01(f), the Sellers shall pay to Buyer (by wire transfer of immediately available funds), no later than five business days after such termination, a stipulated expense reimbursement amount equal to $12,000,000. In addition, if, within 12 months of the termination of this Agreement pursuant to
Section 12.01(f), a third party (other than Buyer or any of its Affiliates)
enters into a definitive agreement to acquire, whether by merger, consolidation, business combination or otherwise, capital stock of any Company or Subsidiary or assets of the Companies and the Subsidiaries, in each case, representing more than 50% of the total assets of the Companies and the Subsidiaries, taken as a whole, the Sellers shall pay to Buyer or one of its designated Affiliates, no later than five business days after consummation of any such transaction, a fee of $60,000,000.

         Section 13.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided further that Buyer may assign this Agreement, in whole or in part, to one or more Affiliates of Buyer without the consent of the Sellers (it being understood that no such assignment shall relieve Buyer of any of its obligations hereunder). Such partial assignment right may include having ONC at Closing use a portion of the
Financing Amount to repurchase ONC shares from LEO.

         Section 13.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

         Section 13.07. Several Liability. The Sellers shall be severally, and not jointly, liable for all of their respective obligations under this
Agreement. Notwithstanding the foregoing, in any case in which the Sellers do not acknowledge the division of responsibility between them for any representation, warranty, certification, obligation or otherwise such that one or the other or both of them are fully responsible therefor, such responsibility will be allocated between them based on their share of the Purchase Price relative to each other.

         Section 13.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising

                                       81

out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern
District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this
Agreement shall be deemed to have arisen from a transaction of business in the
State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom)
in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

         Section 13.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY
IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING
ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED
HEREBY.

         Section 13.10. Counterparts; Effectiveness; Third Party Beneficiaries.
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

         Section 13.11. Entire Agreement. This Agreement, together with the
Equity Letter Agreement dated the date hereof, the Confidentiality Agreement, the Noncompetition Agreement, the Guarantee, the Reimbursement Agreement and the
other agreements to be entered into pursuant to this Agreement, constitute the entire agreement among the parties with respect to the subject matter of this
Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

         Section 13.12. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                                       82

         Section 13.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this
Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

                                       83

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       BLACKSTONE/NEPTUNE
                                         ACQUISITION COMPANY L.L.C.

                                       By: /s/ Chinh Chu
                                           -------------------------------------
                                           Name:   Chinh Chu
                                           Title:  President

                                       LEO HOLDING COMPANY

                                       By: /s/ Gerard Sussmann
                                          --------------------------------------
                                          Name:   Gerard Sussmann
                                          Title:  Director

                                       NALCO INTERNATIONAL S.A.S.

                                       By: /s/ Michael Sirat
                                           -------------------------------------
                                           Name:   Michael Sirat
                                           Title:  Chairman